United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                   Form 8-KSB

                                 Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

   Date of report (Date of earliest event reported):  July 12, 1999

(Exact name of Registrant as specified in its charter): Equity
                         Growth Systems, inc.

      (State or other jurisdiction of incorporation):  Delaware

                        (Commission file number): 0-3718

           (IRS employer identification number): 11-2050317

(Address                       of  Registrant's   principal  executive  offices,
                               including zip code):
    440 East Sample Road, Suite 204;  Pompano Beach, Florida 33060

(Registrant's telephone number, including area code):  (561) 998-3435

    (Former name or former address, if changed since last report):
          8001 DeSoto Woods Drive;  Sarasota, Florida 34243

                                Table of Contents

Item            Page    Caption

                3       Disclosure of materials incorporated by
                        reference
                3.      Safe harbor statement regarding forward
                        looking information

Item 1.         4        Changes in control of Registrant
                4       Election of new directors
                5      Additional management & significant
                        employees as a result of acquisition
                5      Biographies
                6      Family relationships
                6      [Non] involvement in certain legal proceedings
                7      Compensation
                10      Certain American Internet transactions
                11      Principal shareholders of American Internet
                12      Revised stockholder data (due to acquisition
                              of American Internet)

Item 2.         18      Acquisition of Disposition of Assets
                       (acquisition of American Internet)
                18      Date and manner of acquisition
                21      Description of the American Internet
                        subsidiaries
                30      [American Internet's] plan of operation;
                        discussion and analysis of financial
                        condition and results of operations
                35      Summary and pro forma financial data
                38      Risk factors

Item 3.         *       Bankruptcy or Receivership

Item 4.         42      Changes in Registrant's Certifying
                                   Accountant

Item 5.         44      Other Events: (Debenture offering,
                        spokesperson's employment agreement
                        and charter amendments)

Item 6          *       Resignation's of Registrant's Directors



Item 7.         51      Financial Statements & Exhibits

Item 8.         54      Change in Fiscal Year

Item 9          *       Sales of Equity Securities Pursuant to
                        Regulation S

                54      Signatures

                55      Exhibits and Additional Information

            Sources of Materials Incorporated by Reference

        This report includes materials incorporated by reference from the following previously filed reports or registration statements, as permitted by Exchange Act Rule 12b-23: report on Form 10-KSB for the year ended December 31, 1998.

           Safe Harbor Regarding Forward Looking Statements

        As provided for in the Private Litigation Reform Act of 1995 (the "Reform Act"), this report contains certain "forward-looking statements" relating to the Registrant and its subsidiaries which represent their current expectations or beliefs, including, but not limited to, statements concerning their operations, performance, financial condition and growth. For purpose of the protection afforded under the Reform Act, any statements contained in this report that are not statements of historical fact are forward-looking statements. Without limiting the generality of the foregoing, words such as "may", "will", "expect", "believe", "anticipate", "intend", "could", "estimate", or "continue", or the negative or other variation thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, such as credit losses, lack of capital, industry changes, technological advances, personnel fluctuations, variability of periodic economic factors, competition, and other factors beyond the Registrant's control which could materially impair the ability of the Registrant or its subsidiaries to continue their growth strategies. Should one or more of these risks or uncertainties materialize or should the Registrant's underlying assumptions prove incorrect, actual outcomes and results could differ materially from those indicated in the forward looking statements. With respect to such forward-looking statements, the Registrant seeks the protections afforded by the Reform Act. These risks include, without limitation, (1) that the Registrant or its subsidiaries will not retain or grow its subscriber base, (2) that the Registrant or its subsidiaries will fail to be competitive with existing or new competitors, (3) that the Registrant or its subsidiaries will not be able to sustain current growth, (4) that the Registrant or its subsidiaries will not adequately respond to technological developments impacting the Internet, and (5) that required financing will not be available if and as needed. This list is intended to identify certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere herein. These factors are not intended to represent all of the risks and uncertainties inherent in the Registrant or its subsidiaries' businesses and should be read in conjunction with the more detailed cautionary statements included in this report and in the Registrant's other publicly filed reports and documents. ITEM 1.

Changes in Control of Registrant

ELECTION OF DIRECTORS

Role of Registrant's & American Internet's Boards of Directors

        The Registrant's board of directors sets corporate policies which are implemented by the Registrant's management and the management of the Registrant's subsidiaries. In the event that the Registrant's board of directors determines that a member faces a conflict of interest for any reason it is expected that the subject director will abstain from voting on the matter which raised the issue. Similar policies will be implemented for the American Internet Subsidiary discussed in Items 1 and 2, below. For further information on the Registrant's Management and Directors, see the Registrant's report on Form 10-KSB for the year ended December 31, 1998, "Item 10: Directors, Executive Officers, Promoters and Control Persons."

Mark Granville-Smith

        In accordance with the terms of a settlement agreement between the Registrant and Edward Granville-Smith, Jr. (who served as the Registrants principal officer and sole director from 1995 until November of 1998), the Registrant elected his son, Mark Granville-Smith as a member of the Registrant's board of directors, effective July 1, 1999. Details of the settlement agreement were disclosed in the Registrant's report on Form 10-KSB for the year ended December 31, 1998 and such agreement was filed as an exhibit thereto.

        Mark Granville-Smith, 41 years of age, was elected to the Registrant's board of director's effective July 1, 1999, to serve until the next annual meeting of the Registrant's stockholders or until December 31, 1999, whichever event occurs first. Mr. Granville-Smith graduated from Georgetown University, Washington, D.C. in 1980 with a bachelor of science degree in business administration. From 1976 until 1980 he was a commercial pilot for United Bounty Corporation of Silver Spring, Maryland. In 1980, he went to work in the
commercial   real   estate   syndication   industry   with  his  father   Edward
Granville-Smith, Jr., the recently retired president, chairman and chief executive officer of the Registrant. Mr. Mark Granville-Smith served as the president of corporate general partners in a number of privately placed real estate syndications during such period, as well as of Milpitas Investors, Inc. ("Milpitas"), the corporate general partner of a public real estate limited partnership capitalized with $6,000,000, and of a number of privately placed real estate syndications. In 1986 he also became president of Gran-Mark Properties, Inc., located in McLean, Virginia, the general partner of Gran-Mark Income Properties Limited Partnership. In 1987 he left Milpitas and formed his own real estate syndication company which sponsored private placement syndications of commercial real estate for two years. Starting in 1989, Mr. Mark Granville-Smith managed an international underwater diving expedition for Maryland Marine Recovery Headquarters in Towson, Maryland, to salvage the cargo of an 1850's sailing ship that sank in the Irish Sea. In 1991, he became chairman of the board and chief executive officer of Classic Concept Builders, Inc. ("Classic"), a start-up residential new home construction company. In 1998, he became involved with the Registrant as a result of his father's decline in health and during September of 1998, was appointed attorney-in-fact for purposes of handling certain personal and business affairs for his father (then the Registrant's sole director and chief executive officer). Since December of 1998 he has participated in the Registrant's board of director's meetings in a non-voting capacity.

J. Bruce Gleason

     In conjunction with the acquisition of American Internet Technical Center, Inc., a Florida corporation ("American Internet"), as described in response to Item Two of this report, Mr. J. Bruce Gleason, the president, founder and a member of the board of directors of American Internet, was elected as a member of the Registrant's board of directors for a term commencing on July 1, 1999 and expiring on the earlier of December 31, 1999, or the conclusion of the next annual meeting of the Registrant's directors. However, the Registrant and its principal stockholders have agreed to use their best efforts to elect a designee of American Internet to the Registrant's board of directors for a period of five years (see the Lock-Up & Voting Agreement filed as an exhibit to this report). Mr. Gleason's biography is set forth below along with those of American Internet's other officers and directors.

ADDITIONAL MANAGEMENT & SIGNIFICANT EMPLOYEES AS A RESULT OF
ACQUISITION

        In addition to Mr. Gleason, the following persons, all of whom are employed by American Internet as directors or executive officers, are now deemed by management of the Registrant to constitute significant employees (as that concept is reflected in Securities and Exchange Commission Regulation S-B).

Name                    Age     Position

J. Bruce Gleason        56      Chief Executive Officer, Chief
                                Financial Officer & President
Michael D. Umile        49      Senior Vice President, Secretary


BIOGRAPHIES:

        J. Bruce Gleason

     Mr. Gleason, age 56, was elected to the Registrant's board of directors, effective as of July 1, 1999, concurrently with the acquisition of American Internet on June 25, 1999. He co-founded American Internet with Michael D. Umile in 1998 and serves on the board of directors of American Internet and as its president, chief executive officer and chief financial officer. He has a diverse business background with over 30 years experience in sales, marketing and finance. In 1972 Mr. Gleason received a certified general accounting designation from the Certified General Accountants Association located in Ontario Canada. From 1972 until 1974 he was employed by Crawford, Smith & Swallo, a public accounting firm located in Toronto, Canada. In 1973 he founded Photo Shack, Inc., an Ontario corporation which owned and operated a chain of seventy, 24 hour film processing kiosks in Canada which he sold in 1976. In 1982, he founded Gourmet Galley, Inc., and served as president of frozen food distribution in Pompano Beach, Florida, until 1990, when he sold Gourmet Galley, Inc. to a partner. In 1990, he co-founded Southern Telco, Inc., a telecommunications company headquartered in Lighthouse Point, Florida, in which he served as president. Southern Telco, Inc., was sold to Public Teleco, Inc. in 1993.From 1994 until 1996, he served as president of Showcase Group, Inc., a construction company headquartered in Deerfield Beach, Florida which built 27 town houses, after which he conveyed his interest to a third party in 1996. During 1996, he received a legal expense insurance license from the State of Florida Department of Insurance and served as an independent associate for Prepaid Legal Services, Inc. headquartered in Lighthouse Point, Florida, until 1998.

        Michael D. Umile

        Mr. Umile, age 49, serves on the board of directors of American Internet and as its senior vice president, chief operating officer and secretary. He has been involved in sales and marketing for over 30 years. From 1972 until 1975, he owned an operated Star Towing, Inc., a used car dealership and towing company located in Farmingdale, New York and doing business in New York, New Jersey and New England. From 1977 until 1984, he was a partner in Fantastic Games, Inc., and Vulcom Amusements, a video game dealership located in Hicksville, New York. From 1985 until 1988 he was a co-owner of Phonomatic, Inc., a pay telephone route in New York with over 180 phones owned outright and 220 additional phones owned by Mr. Umile and a non-corporate partner. He served as vice president and general manager of Southern Telco, Inc. a telecommunications company headquartered in Lighthouse Point, Florida, from 1991 until it was sold in 1994. From1994 until 1995, he served as Vice-President of Smoking Joe's, Inc., a restaurant and lounge in Lighthouse Point, Florida. From 1994 until 1996, he served as vice president of Showcase Group, Inc., a construction company headquartered in Deerfield Beach, Florida which built 27 town houses. From 1996 until 1997 he was employed by Universal Group of South Florida, a general merchandise marketing company, located in Lighthouse Point, Florida.


FAMILY RELATIONSHIPS.

        There are no family relationships among the new directors, the officers and directors of American Internet, or between them and any current officers or directors of the Registrant. However, Mark Granville-Smith is the son of former officer and director, Edward Granville-Smith, Jr. and was elected in compliance with obligations of the Registrant under a settlement agreement with Edward Granville-Smith, Jr.


INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS.

        Based on information provided in response to questionnaires filed as exhibits to this report (see "Item 7[c], Exhibit Index"), during the past five years none of the recently elected directors of the Registrant (nor any other current directors of the Registrant, person nominated to become a director, executive officer, promoter or control person of the Registrant or of American Internet) has been a party to or the subject of:

(1) Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2) Any conviction in a criminal proceeding or has been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4) Been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.


COMPENSATION

Arrangements with Registrant's Directors

        No changes have been  effected in the  arrangements  with members of the
Registrant's  board  of  directors,   or  lack  thereof,  as  disclosed  in  the
Registrant's report on Form 10-KSB for the year ended December 31, 1998.

Arrangements with American Internet Subsidiaries' Directors or
Executive Officers

        Each of the directors and executive officers of American Internet has understandings with American Internet regarding duties to be performed and compensation to be received as an employee thereof. Because all of American
Internet's current directors are also executive officers, all relevant disclosure concerning their compensation arrangements is discussed below.

        American Internet has no outside directors; however, it is anticipated that at least one member will be added to its board of directors by the Registrant. Pursuant to the terms of the Reorganization Agreement between the Registrant and the former stockholders of American Internet (the "Subscribers), the Subscribers have the right to elect 2/3 of the members of American Internet's board of directors for a period of five years.

        Messrs. Gleason and Umile, currently and historically the only members of American Internet's board of directors, do not receive specific compensation for services in such roles, rather, they are compensated for services generally under the terms of employment agreements summarized below. Copies of such agreements are filed as exhibits to this report (see "Item 7[c], Exhibit Index").

        In the future, especially if American Internet is successful in making material acquisitions, it is anticipated that additional members will be elected to its board of directors, and, in some cases, special compensation may be called for. Such decisions will be made at the time that expansion of membership on American Internet's board of directors is deemed appropriate and will probably be based on negotiated arrangements.

        Other than as indicated below with reference to employment of Messrs. Gleason and Umile, there are no arrangements or understandings regarding compensation for services provided as a director of American Internet, including any additional amounts payable for committee participation or special assignments.

Manner of Determining Executive Compensation

        American Internet's board of directors will set compensation for the management of American Internet (other than Messrs. Gleason and Umile) based on guidelines developed with the Registrant's management. Messrs. Gleason and Umile are parties to long term employment agreements with American Internet, as described below. Except for Messrs. Gleason and Umile, no employee, officer or director of American Internet has been paid in excess of $75,000 per year by American Internet. American Internet currently has no pensions or profit sharing arrangements for its officers, directors or employees.

        Whenever reasonably feasible, American Internet expects that it will use compensation formulas in its future employment agreements with executive officers on a basis that rewards them for success of the areas under their responsibility through stock and cash bonuses. However, recruitment of qualified personnel, in most instances, requires that they be provided with a guaranteed base salary.

Employment Contracts, Termination of Employment & Change-in-control
Arrangements.

        The Registrant does not have any compensatory plan or arrangement, including payments to be received from the Registrant, with respect to a named executive officer that results or will result from the resignation, retirement or any other termination of such executive officer's employment with the Registrant and its subsidiaries or from a change-in-control of the Registrant or a change in the named executive officer's responsibilities following a change-in-control, which, including all periodic payments or installments, exceeds $100,000. However, both Mr. Gleason and Mr. Umile are parties to long term employment agreements with American Internet, which, except for titles and responsibilities, reflect virtually identical terms. The following summary of such agreements is qualified in its entirety by reference to the agreements themselves, which are filed as exhibits to this report (see "Item 7[c], Exhibit Index")

        Term:

     Each agreement is for an initial term of five years, staring on July 1, 1999, subject to earlier termination as described below and to ongoing annual renewals unless the party desiring not to renew provides the other with at least 30 days prior written notice of intent not to renew.

        Compensation:

     $75,000 per annum, payable bi-monthly, with increases to $5,000 per year during the 4th and 5th years.


        Benefits:

     Three weeks paid vacation during the first three years and four weeks paid vacation thereafter; reimbursement for travel and other properly documented business expenses; participation in health and life insurance plan and in all other benefits generally available to any other employees (e.g., retirement plans, profit sharing plans);

        Indemnification:

     Prepayment of all costs, expenses and judgments related to or provided at the request of American Internet, provided that representation is by legal counsel selected by the Registrant and that applicable conflicts of interest are waived.

        Early termination:

     American Internet can terminate the employment agreements severally, as to the terminating entity only, for cause (e.g., the inability through sickness or other incapacity to discharge duties for ninety or more consecutive days or for a total of one hundred eighty or more days in a period of twelve consecutive months; refusal to follow directions of the board of directors; dishonesty; theft; or conviction of a crime; material default in the performance of obligations, services or duties required under the employment agreement (other than for illness or incapacity) or materially breach of any provision of the employment agreement, which continues for twenty days after written notice if it resulted in material damage); discontinuance of business; and death. In the event of a dispute concerning termination due to breach or default, compensation will be continued until resolution of such dispute by a tribunal of competent jurisdiction, subject to repayment upon final determination that such compensation was not called for.

        The   employment    agreements   contain   broad   confidentiality   and
non-competition covenants subject to judicial restructuring if found to be legally unenforceable which provide for both injunctive relief and liquidated damages. The benefits are subject to renegotiation if the Registrant effects other acquisitions and employees of such acquired entities have benefits on more favorable terms.

Compensation Under Plans

        None of American Internet's executive officers have received or become entitled to any cash or non-cash compensation under any company plans (as the term "plan" is defined in Instruction 3 to Item 402 of Regulation SB, promulgated by the Securities and Exchange Commission) during the last calendar year, nor have they been awarded any stock options or other forms of indirect compensation by the Registrant.

        Neither the Registrant nor any subsidiary thereof has any long term incentive plans; however, the Registrant has agreed to make shares of its common stock available to American Internet at a 15% discount from the applicable market price thereof for use to effect acquisitions or to recruit or retain personnel. Consequently it is likely that an LTIP award or other securities based compensation plan will be developed for American Internet in the future.

1998 Summary Compensation Table

                                Annual          Long Term Compensation
 Name                    Compensation
  and                                               Awards          LTIP*   All
Principal                                           Rewards        Pay-    Other
Position                Salary  Bonus   Other Stock  Options outs   Compensation

J. Bruce Gleason (1)    $75,000   *        *       *       *         *     (1)
Michael D. Umile(2)     $75,000   *        *       *       *         *     (2)

       --------
        (1) Mr. Gleason has served as chief executive officer, chief financial officer and president of American Internet since its inception. In addition to his salary, during 1998, Mr. Gleason received insurance benefits valued at $3,000 for compensation purposes.

        (2) Mr. Umile has served as chief operating officer, vice president and secretary of American Internet since its inception. In addition to his salary, during 1998, Mr. Umile received insurance benefits valued at $3,000 for compensation purposes.


CERTAIN AMERICAN INTERNET TRANSACTIONS

Director, Executive Officer, Nominee for Election as a Director or Principal Security Holder

        Messrs. Gleason and Umile have informed the Registrant's general counsel that since American Internet's inception, no nominee for election as a director; principal security holder or any member of their immediate family (including spouse, parents, children, siblings, and in-laws) had or is to have a direct or indirect material interest in any material transactions with American Internet.

Parents of American Internet

        The following table discloses all persons who are parents of American Internet (as such term is defined in Securities and Exchange Commission Regulation C), showing the basis of control and as to each parent, the percentage of voting securities owned or other basis of control by its immediate parent if any.

                                                      Percentage       Other
                                                      of Voting        Basis
                   Basis for                          Securities       For
Name               Control                            Owned            Control

The Registrant     Stock ownership                    100%              (1)
Bruce J. Gleason   Membership on board of directors    0%               (2)
Michael D. Umile   Membership on board of directors    0%               (3)

--------
(1) As a result of its stock ownership, the Registrant has the ability to elect all of American Internet's directors. However, pursuant to the terms of the Reorganization Agreement and the related Lock-Up & Voting Agreement (copies of which are filed as exhibits to this report, see "Item 7[c], Exhibit Index"), the Registrant, its officers, directors and Principal Stockholders have agreed to elect designees of the former American Internet stockholders who were parties to the Reorganization Agreement to 2/3 of the seats on American Internet's board of directors for a period of at least five years.

(2) Mr. Gleason formerly owned 50.30578% of the common stock in American Internet and is now the largest current stockholder in the Registrant
        (however, see discussion of Yankees options below). The former stockholders of American Internet (Messrs. Gleason and Umile, and possibly the Potential Participants) in the aggregate, now hold approximately 26.3% of the Registrant's outstanding common stock. Mr. Gleason also serves on the Registrant's board of directors. Pursuant to the terms of the Reorganization Agreement and the related Lock-Up & Voting Agreement (copies of which are filed as exhibits to this report, see "Item 7[c], Exhibit Index"), the Registrant, its officers, directors and Principal Stockholders have agreed to elect designees of the former American Internet stockholders who were parties to the Reorganization Agreement to 2/3 of the seats on the American Internet board of directors for a period of at least five years. Mr. Gleason, because of his prior majority ownership of the common stock in American Internet, will be able to unilaterally determine who a majority of its directors will be, and therefore, to control American Internet, subject to compliance with his fiduciary obligations to the Registrant and its stockholders.

(3) Mr. Umile formerly owned 49.93194% of the common stock in American Internet and is now the second largest current stockholder in the Registrant (but see discussion of Yankees options below). Former stockholders of American Internet (Messrs. Gleason and Umile, and possibly the Potential Participants), now hold approximately 26.3% of the Registrant's outstanding common stock. As a result of his close association with Mr. Gleason, it is probable that Mr. Umile will share in Mr. Gleason's ability to control American Internet.

Transactions with Promoters, if Organized Within the Past Five Years

        Messrs. Gleason and Umile are the persons who should be deemed the promoters of American Internet. Additional, more specific information is contained above.


PRINCIPAL SHAREHOLDERS OF AMERICAN INTERNET

Reorganization with the Registrant

        The following table sets forth the ownership of shares of American Internet common stock immediately prior to the closing on the reorganization agreement with the Registrant and the number of shares of the Registrant's common stock that American Internet's stockholders received pursuant to the reorganization agreement.

                                Before closing              After closing
                               (American Internet)         (The Registrant)
                                Number                      Number
Name of Owner                   of Shares       Percent    of Shares   Percent

J. Bruce Gleason                  5,100,000     50.3%      1,127,431   13.284%
Michael D. Umile                  5,000,000     49.3%      1,105,325   13.024%
Theodore & Susan Gill   *            20,000    00.0893%    4,422 **   00.00052%
Lyn Poppiti. *                       16,000    00.0714%    3,538 **   00.00042%
All Officers As a Group         10,100,000      99.64%     2,232,756   26.3076%

------
* Assumes that they do not elect to retain their shares of common stock in Ascot and elect to exercise all of their warrants to purchase American Internet common stock.

** Assumes that they do not elect to retain their shares of common stock in Ascot, elect to exercise all of their warrants to purchase American Internet common stock and elect to participate in the exchange of American Internet capital stock for the Registrant's common stock If they did not participate, then both the number and percentage would be 0. If they elected to participate but did not exercise their warrants, then they would have half as much stock.
        All shares have been rounded up to the next full share.

        Additional  information  concerning  the material  changes caused to the
Registrant's   principal  stockholders  and  their  relative  ownership  of  the
Registrant's common stock are disclosed in "Revised Stockholder Data" below.


REVISED STOCKHOLDER DATA

        As a result of the acquisition of American Internet, the stockholder information contained in Item 11 of the Registrant's report on Form 10-KSB for the calendar year ended December 31, 1998, has been materially changed, as described below.

Principal Stockholders

        The following tables disclose information concerning ownership of the Registrant's common stock by officers, directors and principal stockholders (holders of 5% or more of the Registrant's common stock). All footnotes follow the second table. The Registrant's currently outstanding shares of common stock, for purposes of these calculations, are deemed to be 8,487,124 because they do not include the 7,960 shares issuable to the Potential Participants.

        Table 1.        Principal Stockholders:

        As of the date of this report, the following persons (including any "group") are, based on information available to the Registrant, beneficial owners of more than five percent of the Registrant's common stock (its only class of voting securities):

Name and                                                Amount and
Address of                                              Nature of        Percent
Beneficial                                              Beneficial       of
Owner                                                   Ownership        Class

J. Bruce Gleason
46 Havenwood Drive; Pompano Beach, Florida 33064        1,127,431(1)     13.28%

Michael D. Umile
210 Oregon Lane; Boca Raton, Florida 33487              1,105,325 (2)    13.02%

Mark and Edward Granville-Smith, Jr.                    1,082,000 (3)    12.75%
3821-B Tamiami Trail, Suite 201;
Port Charlotte, Florida, 33952

Jerry C. Spellman                                         897,691 (4)    10.58%
2510 Virginia Avenue, NW;   Washington, D.C. 20037

Charles J. Scimeca                                        650,000 (5)    07.59%
23698 US Highway 19 North;  Clearwater,  34265 (3)

The Tucker Family                                         847,500 (6)(7) 09.99%
7359 Ballantree Court;  Boca Raton, Florida 33487

The Calvo Family                                          570,500 (7)(8) 06.72%
1941 Southeast 51st Terrace;  Ocala, Florida 34471

The Yankee Companies, Inc.                              620,000 (6)(7)(8) 07.30%
902 Clint Moore Road, Suite 136;  Boca Raton, Florida 33487


        Table 2.        Security Ownership of Management:

        As of the date of this report, the following table discloses, as to the Registrant's common stock, $0.01 par value per share, the Registrant's only outstanding class of equity securities or any of its subsidiaries held by any current officer or director of the Registrant or its subsidiaries, beneficially owned by all directors and nominees, the names of each executive officer, as defined in Item 402(a)(2) of Securities and Exchange Commission Regulation S-B, and directors and executive officers of the Registrant as a group, the total number of shares beneficially owned and the percent of class so owned. Of the number of shares shown, the associated footnotes indicate the amount of shares with respect to which such persons have the right to acquire beneficial ownership as specified in Securities and Exchange Commission Rule 13(d)(1).

        Name and                Amount
        Address of               of                     Nature of        Percent
        Beneficial               Common                 Beneficial       of
        Owner                   Stock Owned             Ownership        Class

        J. Bruce Gleason        1,127,431              Record (1)        13.28%
        Michael D. Umile        1,105,325              Record (2)        13.02%
        Mark Granville-Smith    1,082,000                (3)             12.75%
        Charles J. Scimeca        650,000                (5)             07.66%
        Penny Adams Field          62,500                (9)             00.74%
        Anthony Q. Joffe           62,500                (9)             00.74%
        G. Richard Chamberlin     175,000                (10)            02.06%

All officers and directors
as a group                      4,264,756                (11)            50.25%

        Footnotes:

(1) Record & Beneficial. Mr. Gleason obtained his shares in exchange for shares in American Internet. Messrs. Gleason and Umile now hold the largest individual blocks of the Registrant's common stock (but see Yankees options). In the event that all 4,500,000 of the shares of common stock reserved for the American Internet deferred, contingent exchange shares are earned, at least 2,264,207 would be allocated to Mr. Gleason, giving him a total of 3,391,638 shares of the Registrant's common stock.

(2) Record & Beneficial. Mr. Umile obtained his shares in exchange for shares in American Internet. Messrs. Gleason and Umile now hold the largest individual blocks of the Registrant's common stock (but see Yankees options). In the event that all 4,500,000 of the shares of common stock reserved for the American Internet deferred, contingent exchange shares are earned, at least 2,219,810 would be allocated to Mr. Umile, giving him a total of 3,325,135 shares of the Registrant's common stock.

(3) Only 20,000 shares are held directly, the balance being attributed to Mark Granville-Smith as a result of their ownership by his father, Edward Granville-Smith, Jr., subject to a general power of attorney in favor of Mark Granville-Smith. Of the shares attributed to but not owned by Mark Granville-Smith, beneficial ownership is vested in his father, record ownership being held by K. Walker, Ltd., a Bahamian corporation except for 110,000 shares of stock in the record name of Warren McFadden. If only the 20,000 shares were considered, he would hold only 0.005% of the Registrant's common stock.

(4) Beneficial ownership, record ownership is held by Bolina Trading Company, S.A., a Panamanian corporation, except with reference to 2,701 shares,(2400 shares of record held by Mr. Spellman personally and 301 shares held of record by First Investment Planning Company). Mr. Spellman is the Managing Director of Bolina Trading Co.,
         S.A., a Panamanian corporation, which owns the subject shares. Such shares comprise the fourth largest block of the Registrant's common stock held by any single person.

(5) 200,000 of the 650,000 shares represent shares underlying currently exercisable options, The balance represent 450,000 shares in the record name of Palmair, Inc., a foreign corporation. The transactions concerning the transfer of 450,000 shares to Palmair, Inc., and the December, 1998, warrant agreement with Mr. Scimeca are discussed in Item 12(a) Certain Relationships and Related Transactions, in the Registrant's report on Form 10-KSB for the year ended December 31, 1998. Should Mr. Scimeca be deemed not to control the 450,000 shares transferred to Palmair, Inc., then Mr. Scimeca's percentage of common stock would be 2.35651% and Palmair, Inc, would be 5.30214%. Mr. Scimeca currently serves as a director and as the Registrant's acting president.

(6) The Tucker family is comprised of the wife Michelle Tucker, her husband Leonard Miles Tucker and Shayna and Montana, their minor daughters. Mrs. Tucker holds 108,750 shares in trust for each of her minor daughters and, in addition, 630,000 shares are held by Blue Lake Capital Corp., a Florida corporation owned by Mrs. Tucker. Mr. Tucker serves as the president of Yankees and he or his family own 50% of its equity securities, consequently, 50% of the Registrant's securities held or attributed to Yankees should be attributed to The Tucker family. See Note (7).

(7) The Yankee Companies, Inc., a Florida corporation, is owned in equal shares by members of the Calvo and Tucker families. Consequently, half of its securities could be attributed beneficially to the Calvo family and half to the Tucker family. See Notes (6) and (8) for additional shares attributable to the Tucker and Calvo Families. In addition to the shares currently held, Yankees is entitles to an additional 225,000 shares for having arranged the acquisition of American Internet, and in addition, is entitled to purchase shares equal to 10% of the Registrant's outstanding common stock and shares of common stock reserved for issuance under conditions clearly definable (e.g., warrants, options, incentive shares, etc.), at the time of exercise for an aggregate of $60,000. If currently exercised, the Yankees options would be exercisable for approximately 1,343,712 shares of the Registrant's common stock (assuming that all 4,500,000 of the shares of common stock reserved for the American Internet deferred, contingent exchange shares are earned). That would give Yankees a total of 2,228,712 shares of the Registrant's common stock, making it the largest Registrant's single stockholder, and, when combined with the common stock held by the Tucker and Calvo families, would give them an aggregate of 3,646,712 shares of the Registrant's common stock.

(8) The Calvo Family is comprised of Cyndi N. Calvo, William A. Calvo, III, her husband, and their three minor children, William, Alexander and Edward. Each member of the family holds 40,000 shares (the children's shares are held by their parents, in trust) and Mr. and Mrs. Calvo hold 100,000 shares as tenants by the entireties. In addition, 270,000 shares are held by the Calvo Family Spendthrift Trust, a Florida trust for the benefit of the Calvo family, for which Mrs. Calvo serves as trustee. Mr. Calvo serves as the vice president of Yankees and he or his family own 50% of its equity securities, consequently, 50% of the Registrant's securities held or attributed to Yankees should be attributed to The Calvo Family. See Note
        (7).

(9) Beneficial and record. Ms. Field and Mr. Joffe serve as directors.

(10) Beneficial and record. Mr. Chamberlin serves as a director and as the Registrant's secretary and general counsel.

(11) Does not include shares issued to Messrs. Weiss, Moffett and Homan as to which the Registrant has advised its transfer agent to decline to honor any transactions based on failure of consideration. See Items 3 and 10 of the Registrant's report on Form 10-KSB for the year ended December 31, 1998.

Agreements Pertaining to Voting and Transaction's in the Registrant's Securities.

        In conjunction with the Registrant's acquisition of American Internet, the Registrant's current officers and directors and its principal stockholders listed below have entered into an agreement restricting their sales of the Registrant's common stock for a period of nine months and agreeing to vote as follows:

        "First:                 Voting Agreements

     ... during the five year period following the Closing (as defined in the reorganization agreement, ... they will, in their roles as members of the ... board of directors and as stockholders ... at all meetings of the ... stockholders or of board of directors, vote in such a manner as to secure approval of the following covenants made ... to the Subscribers in Section 4.6 of the reorganization agreement, to wit:

     During the five years following the Closing, the [Registrant] ... shall use its best efforts to assure that:

     'At least one designee of the Subscribers is nominated for membership on the [Registrant's] ... board of directors at each meeting of the [Registrant's]
 ... stockholders or directors at which the membership of its board of directors is up for election, and to use their best efforts consistent with applicable law to secure such nominee's election, so that the membership of the [Registrant's]
 ... board of directors includes at least one designee of the Subscribers;

     Designees of the Subscribers are elected to at least two thirds of the seats on the [American Internet Subsidiary's] ... board of directors; and

     On one occasion only, [the Registrant] ... provide "piggy back" registration rights covering up to an aggregate of 35,000 shares of the [the Registrant's] ... stock obtained pursuant to this Agreement to Messrs. Bruce Drezner and Gary Walk; Theodore Gill and Susan Gill, his wife, as tenants by the entireties; and, Lyn Poppiti.

        Second:         Stock Lock-Up & Voting Agreements

                During the following periods, [the Registrant's] ... Principals will refrain from any sales of [the Registrant's] ... securities, except as specified below:

  b. During the 90 day period following closing on this Agreement, [the Registrant's] ... Principals will not engage in any sales of [the Registrant's] ... common stock; and

  c. (1) From the 91st through the 270th day following closing on this Agreement, [the Registrant's] ... Principals will not engage in any sales of [the Registrant's] ... common stock in excess of 10,000 shares per month;

          (2) For purposes of this Section 2-b only, the persons or entities included within each separately numbered subsection shall be deemed to be acting in concert as part of a related group for purposes of determining such 10,000 shares per month limitation:

          (A) Charles J. Scimeca, on his own behalf and on behalf of his affiliates.

          (B) Anthony Q. Joffe, on his own behalf and on behalf of his affiliates.

          (C) Penny Adams Field, on her own behalf and on behalf of her affiliates.

          (D) G. Richard Chamberlin Esquire, on his own behalf and on behalf of his affiliates.

          (E) Jerry C. Spellman, on his own behalf and on behalf of his affiliates.

          (F) The Yankee Companies, Inc., on its own behalf and on behalf of its affiliates.

          (G) The Granville-Smith Group: Mark Granville-Smith, on his own behalf and on behalf of his affiliates; and, Edward Granville-Smith, Jr., on his own behalf and on behalf of his affiliates.

          (H) The Calvo Group: Cyndi N. Calvo, on her own behalf, on behalf of her affiliates and as a trustee for the Calvo Family Spendthrift Trust; and, William A. Calvo, III, on his own behalf, on behalf of his affiliates and as a trustee for his children, William, Alexander & Edward.
                                       17

          (I) The Tucker Group: Leonard Miles Tucker, on his own behalf, on behalf of his affiliates and on behalf of Carrington Capital Corp. (exclusive of the 50,000 shares as to which Equitrade Securities Corporation has purchase rights under two covered option/leap agreements, each dated December 18, 1998); and, Michelle Tucker, on her own behalf, on behalf of her affiliates, on behalf of Blue Lake Capital Corp., and as a trustee for her children Shayna and Montana.

          (J) The Radcliffe Group: Joseph D. Radcliffe, on his own behalf and on behalf of his affiliates; Dennis V. Radcliffe, on his own behalf and on behalf of his affiliates; Michael J. Radcliffe, on his own behalf and on behalf of his affiliates; and, Vanessa Radcliffe, on her own behalf and on behalf of her affiliates.

c. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be interpreted as an agreement by [the Registrant's] ... Principals to engage in any concerted or group activities involving [the Registrant's] ... common stock, as determined for purposes of Commission Rule 144, or Sections 13, 14 or 16 of the Exchange Act."

        A copy of the Lock-Up & Voting Agreement is filed as an exhibit to this report (see "Item 7[c], Exhibit Index").


ITEM 2. Acquisition of Assets

DATE AND MANNER OF ACQUISITION

        American Internet was incorporated in Florida on April 15, 1998, as American Internet Technical Center, Inc., to provide various Internet services. American Internet's principal executive offices are located at 440 East Sample Road, Suite 204; Pompano Beach, Florida 33060; Telephone (954) 943-4748.

        On April 26, 1999, American Internet was acquired by Ascot Industries, Inc., a Nevada corporation ("Ascot") in a stock exchange pursuant to which the stockholders of American Internet acquired 90% of the outstanding capital stock of Ascot in exchange for all of the capital stock of American Internet. During June of 1999, after months of negotiations with a number of existing public companies, Messrs. Gleason and Umile elected to become associated with the Registrant and on June 25, 1999, a reorganization agreement was executed between the Registrant, Ascot (then operating as American Internet Technical Centers, Inc., a Nevada corporation), the former stockholders of American Internet, and American Internet.

On July 9, 1999, at the request of the Registrant, the parties to the Reorganization Agreement and the former management and controlling stockholders of Ascot entered into an agreement rescinding its acquisition of American Internet as a result of which, control of Ascot was reacquired by its original stockholders, its name is being changed back to Ascot, and Ascot was carved out of the Reorganization Agreement. As consideration for the rescission, American Internet agreed to pay slightly less than $3,000 in legal fees to Ascot's legal counsel. A copy of the rescission agreement is filed as an exhibit to this report (see Item 7, Exhibit Index"). As an accommodation to three stockholders of Ascot who invested $20,000 (with the option of investing an additional $9,000) because of the American Internet transaction (the "Potential Participants"), they have been given the option until August 1, 1999, of:

        Remaining stockholders of Ascot;

        Becoming stockholders in American Internet (holding shares and the right to acquire shares of common stock totaling 36,000 shares of common stock, of 10,136,000 which would be outstanding); or

        Becoming stockholders in the Registrant, on the same share exchange basis as Messrs. Gleason and Umile.

        In the event that they have not made an election and complied with documentation requirements by August 1, 1999, the option will expire and they will remain as stockholders and warrant holders in Ascot.

        On June 25, 1999, Messrs. J. Bruce Gleason, Michael D. Umile exchanged all of their common stock in American Internet for 2,232,756 shares of the Registrant's common stock, with the right to increase the 2,232,756 shares to 6,732,756 shares if net, pre-tax profit projections over the next five years were met. As a result, American Internet became a wholly owned subsidiary of the Registrant.

        The transaction was structured to meet the tax free exchange provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and for accounting purposes, is expected to be treated as a purchase not resulting in a pooling of interests. The securities were issued in reliance on the exemptive provisions of Commission Rule 505 of Regulation D, and comparable state law provisions, based on representations by the parties reflected in the reorganization agreement. For auditing purposes, American Internet is expected to be treated as the predecessor entity, since virtually all of the Registrant's prior operations were transferred to Messrs. Granville-Smith and Spellman, as disclosed in the Registrant's report on Form 10-KSB for the year ended December 31, 1998.

        A copy of the reorganization agreement pursuant to which the Registrant acquired American Internet, including all exhibits thereto, is filed as an exhibit to this report (see "Item 7[c], Exhibit Index"). Consolidated financial data and pro forma financial information reflecting the acquisition of American Internet required by Item 7(a) will, as permitted by regulations, be provided by amendment to this report within 60 days after its initial filing.

        Pursuant to the terms of the Reorganization Agreement, Messrs. Gleason and Umile exchanged the 10,100,000 shares in American Internet they would have had based on an approved plan of recapitalization, with the Registrant for an aggregate of 2,232,756 shares of the Registrant's common stock. An additional 7,960 shares of the Registrant's common stock has been reserved for issuance to the Potential Participants should they elect to relinquish all rights to American Internet and Ascot securities. In addition to the initial shares of the Registrant's common stock exchanged for the American Internet capital stock, the exchanging stockholders can receive up to an additional 4,500,000 shares of the Registrant's common stock over the next five years if American Internet meets required net profit before taxes criteria determined as of December 31 in each year set forth below in accordance with generally accepted accounting principals, consistently applied ("GAAP"), as follows:

A.      Net Pre-tax
        Profit Goal     Time Frame      Additional Common Stock to
                                        be Issued

        $200,000        1999            500,000 Shares
        $500,000        2000            800,000 Shares
        $1,000,000      2001            800,000 Shares
        $1,500,000      2002            800,000 Shares
        $2,000,000      2003            800,000 Shares
        $2,500,000      2004            800,000 Shares

B. In the event that the thresholds were not attained and the Registrant provided American Internet with the anticipated $350,000 in funding for its operations within 90 days following closing on the American Internet acquisition then:

        1. If the net, pre tax earnings were less than 33% of the required threshold during the subject 12 month period, the additional stock issuable for such period would be forfeited;

          2. If the net, pre tax earnings were between 33% and 80% of the required threshold during the subject 12 month period, the additional stock issuable for such period and the required threshold would be carried over to the next year, increasing both the aggregate threshold and the aggregate bonus attainable for such year; and

          3. If the net, pre tax earnings were between 80% and 100% of the required threshold during the subject 12 month period, the additional stock issuable for such period would be prorated.

C. In the event that the thresholds were not attained but the Registrant had not provided American Internet with the total $350,000 in funding for its operations within 90 days following closing on the acquisition, then, the additional stock issuable for such period would be prorated.

        As a result of the reorganization with the Registrant, American Internet became a wholly owned subsidiary of the Registrant, subject to minimal dilution in the event the Potential Participants elect to become stockholders in the Registrant, in which case the Registrant would hold 10,100,000 of 10,138,000 shares of American Internet common stock (99.62517%) outstanding.

DESCRIPTION OF AMERICAN INTERNET

Business

        American Internet is a Florida based Internet company that offers Internet services such as e-commerce accounts, hosting services, web site design and Internet consultation. It also serves as a distributor for Education to Go, a California enterprise that provides on-line educational and instructional courses through the Internet. A copy of the agreement with Education to Go is filed as an exhibit to this report (see "Item 7, Exhibit Index")

        American Internet's corporate operations include a web site production and design division, an Internet presence provider ("IPP"); an on-line education division; various sales related services, customer relations, administrative, accounting and management functions. American Internet employs a computerized management information system to record and manage the various operations of the business.

        American Internet began by offering free web sites primarily for new, small and medium business. Web sites are designed with the assistance of senior webmaster students in American Internet's on-line educational and instructional programs supervised by experienced web designers, who provide such assistance as part of their graduation requirements. In return, customers are required to use American Internet's hosting services for their web sites.

        In its first nine months of operations American Internet generated 1,175 clients (it is currently averaging 132 new clients per month); trained students as web masters and established an in house production department. Since inception, American Internet has experienced an average of 11.23% growth per month and is in the process of marketing additional Internet services including e-commerce and marketing programs to its current clients. No customer of American Internet accounts for more than 5% of its business.

        Principal Products or Services and Their Markets

        American Internet's primary market is new business throughout the United States and Canada. American Internet designs web sites, hosts web sites, and provides e-commerce programs, marketing and other Internet services. American Internet differs from most competitors in that it is not restricted by geographical boundaries, solicits smaller accounts and utilizes its students to perform many routine tasks.

        American Internet also serves as a distributor for Education to Go, a California enterprise which offers on line instructional programs in computer technology, web design, management and other fields. All courses are conducted on the Web where students can acquire new skills from the comfort of their own home.

        American Internet offers free web sites for small and medium sized businesses designed with the assistance of its senior webmaster students (supervised by experienced web designers), as part of their graduation requirements to clients who agree to use American Internet's hosting services for their web sites. New customers are given a choice of either a 6 or 12-month free web site program, subject to payment for the associated hosting services, including search engine registration. Currently, the hosting services are provided at a price of $578 for the six-month contracts and $932 for the annual contract. Clients who sign up for longer periods receive a free month and one free site upgrade. The percentage of one-year contracts has gradually increased to 50% of all current hosting contracts and is expected to maintain that ratio. The 6-month contracts expire during the first year and the clients are invited to re-subscribe to the hosting services at reduced (e.g., from $59 per month to $25 per month). American Internet's management estimates that it will experience a 75% renewal rate.

        In addition to purchase of hosting services, American Internet's clients are encouraged to purchase a search engine registration option for a charge of $149. Search engines act in a manner similar to telephone yellow page directories in conjunction with the Internet and are an important part of the system. Less than 1% of clients decline the offer. The current version of the American Internet service agreement provides clients with the following options:

                Domain Name Registration, no charge;
                Two (2) e-mail addresses, no charge;
                Six Month Contract ($75 set-up fee plus $59 monthly) $429; One Year Contract ($75 set-up fee plus $59 monthly)$783; Search Engine Registration (over 550 search engines & directories)$149; 4 Page Web Site, no charge with one of the other plans listed.

        In addition to services and products offered to clients at flat fee rates many clients are encouraged to purchase additional features or upgrades, either in conjunction with the initial sale or during the production stage. The additional features were not a significant source of income during the initial three months of operation; however, as additional sample web sites featuring the additional features and upgrades have been displayed on American Internet's preview pages, demand has been increasing. American Internet's management estimates that income from additional features and upgrades should average at least $100 per client. The more commonly requested additional features and upgrades available for web sites from American Internet, together with their current prices, are as follows:

          Extra Pages                             $ 65 per page;
          Extra Scans (Picture graphics)          $ 10 (reduced for 5 or more
                                                       pages to $7 each);
          Insert Standard Animations              $100 (4 animations);
          Custom Created Animations               $ 50 per hour;
          Additional e-mail addresses             $ 10 per month for each 4
                                                       addressees;
          Auto-responders                         $ 50 set-up fee plus $10 per
                                                       month for each 2;
          Additional Domain Registration          $150 (exclusive of Internic
                                                        fee of $35 per year);
          Java Scrolling Text                     $125;
          Glow Buttons/Mouse Over                 $ 50  (includes all pages);
          Framed Web Site                         $150;
          Insert Audio Clip                       $150;
          Secured Server (for credit cards)       $150;
          Shopping Cart/ e-commerce               Prices vary.


        American Internet became a distributor for on-line educational courses on August 19, 1998. The initial educational program (still being offered) was titled "Professional Web Design" and includes the following courses:
Introduction to the Internet; Creating web pages; Advanced web pages; Creating web graphics; Java programming for the web; Microsoft front page and CGI programming for the web. Sixty-two different courses are currently offered, all of which feature web-based delivery and administration. Students can take courses from their own home or business. Requirements for most courses are a computer, Internet access, e-mail and Netscape or Internet Explorer browser. Lessons for each course/ syllabus are usually delivered twice weekly either by e-mail or on the web itself. An instructor is assigned to each course chat room and students interact with the assigned instructors and other students twice per week in special chat room environments.

        Each course typically runs for six weeks, with 2 lessons per week, for a total of 12 lessons. Assignments are given each week with a final exam provided to those seeking course certificates. Currently, the courses involve the following subjects:

        Computer:

     14 different courses of study. Average course is 12 lessons, 6 weeks of study. Course prices $79.00.

        Internet:

     Internet navigation, creation of web pages and web programming. A total of 8 courses, 12 lessons per course. Each course price $95.00.

        Business:

     Planning,   starting,   financing  and  marketing  small  to  medium  sized
businesses. A total of 11 courses, varying numbers of lessons per course. Average course price $135.00.

        Management:

     Fundamentals   of   supervision,   communication,    motivation,   conflict
resolution, and inventory and project management. A total of 23 different courses, varying numbers of lessons per course. Average course price $195.00.

        Miscellaneous:

     Preparation for tests, enhancement of medical skills, charting new career paths. A total of six different courses, varying numbers of lessons per course. Average course price $275.00.

        Demographic Data

        The growth in demand for Internet related products and services in the United States and in most other countries outstrips the population growth. Demand for the services is being fueled by factors such as more awareness of the general availability of the service, increased advertising and competition by service providers, more businesses in the target group, the robust economy, the advancements in the technology sector and public acceptance of these changes.

        Based upon available market data, American Internet's management believes that the market for Internet services such as those provided by
American Internet will remain strong. Network Solutions, which has the government contract to register domain names in the United States, reports that new registrations are increasing at a significant rate. Each day, Internic registers an average of more than 67,000 new commercial domain names. During
January of 1998 there were 30 million computers on the Internet and approximately 70 million users. Internet co-designer, Vinton Cert, estimates that by the Year 2000 there will be 200 million computers on the Internet and over 400 million users. During 1998, estimates for sales on the Internet by the year 2000 exceeded $4 billion. AOL recently announced that its sales for the ten-day Christmas period of 1998 exceeded $1 billion dollars.

        While the growth in the domestic market for the service is expected to continue, overseas markets are showing much more promise. The demographic information such as rising income levels, higher education levels and more familiarity with technology are suggesting that overseas markets are ripe for dramatically higher growth rates. Although the sales in overseas markets are currently dwarfed by domestic sales, the firms who do sell overseas are experiencing very fast growth rates and there is every reason to believe that these fast growth rates will continue for years to come and that eventually the overseas markets may even be larger than then domestic market.

        Distribution Methods of the Products or Services

        Over 100,000 new businesses are formed in the United States each month. Many of these businesses commence operations on a limited budget but are increasingly aware of the benefits of maintaining a web site. American Internet concentrates on small and new businesses as its market niche and the area where it focuses its marketing efforts in order to achieve its strategic goals.

        American Internet markets its web sites and other services through various media throughout the United States and Canada. American Internet's marketing strategy has been focused around advertising in local newspapers, direct mail, including postcards and card decks, telemarketing and the Internet. American Internet maintains its own informative web site and encourages prospective clients to visit the site where they can obtain information about American Internet and its services, and to preview approximately ten actual sites of American Internet's clients. Gross sales for the first nine months of operations were approximately $850,000.00 to 1,175 clients. American Internet's short term marketing objective is to increase sales to $4,200,000 and increase the number of clients to 5,000 by the fiscal year ending March 31, 2000. American Internet will experiment with cable television advertising on business networks, such as MSNBC and other networks, press releases, and outbound telemarketing campaign to new businesses, opt-in e-mailing and other advertising techniques and methods.

        Advertising and marketing costs constitute one of American Internet's largest expenses. Although American Internet has been successful in handling marketing and advertising matters internally, it has decided to engage the services of an advertising agency to handle future marketing responsibilities. American Internet intends to utilize direct response marketing during calendar 1999, specifically through 60-second television commercials on Internet services directed to small and medium sized business owners. Management believes that the television commercials, along with media and print advertising will materially increase sales of the American Internet products and services.

        Business conducted on the Web is not restricted by geographical boundaries and language barriers are being materially reduced through constantly improving translation programs. American Internet receives over 100 inquires per month from foreign countries, even though it concentrates its marketing efforts in the United States. At the present time, American Internet conducts business in the United States and Canada, however, American Internet is prepared to intensify marketing strategies and communication links in order to actively participate in foreign markets deemed promising. American Internet recently conducted a test-marketing program in Brazil, one of the larger countries in the world, and the initial findings were favorable.

        Marketing Personnel & Resources

        Selling efforts are currently undertaken through an internal staff of trained web designers whose duties include responding to inquiries generated through American Internet's marketing and advertising programs. A sales representative assigned to respond to an inquiry explains the American Internet program to the prospect and then faxes, e-mails or mails a six page informational package, including a contract ready for execution. Closing a prospect normally occurs within one to five days after the initial contact. American Internet intends to increase and improve its sales force in conjunction with increased marketing activities in order to maximize the return on marketing expenses. Currently contemplated improvements include providing each sales representative with advanced computerized sales equipment permitting them to service clients quickly and efficiently by providing prompt, accurate answers to questions; permitting timely tracking of customer progress and rapid responses to call backs. Integration of the data generated by sales representatives with a centralized marketing data base is expected to upgrade sales, increase renewals and expand sales of other services. In addition, improved equipment will allow sales personnel to increase foreign marketing efforts at reduced costs through use of Internet telephony to make overseas calls at lower rates than generally available, and to communicate with foreign prospects in their own languages using either multi-lingual sales staffers or available translation program features.

        Estimate of the Amount Spent During Each of the Last Two
        Fiscal Years on Research and Development Activities, and if Applicable the Extent to Which the Cost of Such Activities are Borne Directly by Customers

        American Internet is constantly developing and improving its software products and services because high technological obsolescence is a fundamental characteristic of the Internet industry, presenting constant challenges but also constant opportunities. Management believes that the key to American Internet's success is a focused effort in its niche market; a superior product line that is constantly upgraded; hands on sales and support by the American Internet's top executives so they are never far from the marketplace; a positive return on investment by its clients; and, financial stability to develop new products and strategies to meet market challenges.

        Since inception, management believes that American Internet has spent approximately $40,000 on research and development activities, none of which has been borne directly by its customers, although all of it will be amortized as a portion of the goods and services sold as a result of developments derived from such research.

        Status of any Publicly Announced New Product or Service

        American Internet's management is considering the addition of advanced equipment to create multi-lingual web sites for use in international commerce or in conjunction with foreign clients; equipment that will create "in house" leads of its prospect base from county courthouses, public documents and other records; equipment and programs to generate leads "hits" for its customers using search engines and other marketing techniques; and, equipment that will ensure the fastest and most reliable access to the Internet. It is anticipated that such equipment purchases will be made using funds provided by the Registrant under its commitment to provide $350,000 in capital within 90 days after American Internet's audited financial statements are completed.

        Patents, Trademarks, Licenses, Franchises, Concessions,
        Royalty Agreements or Labor Contracts, Including Duration

        American Internet holds no patents, trademarks, licenses, franchises or concessions and is not a party to any royalty agreements or labor contracts.

        Competitive Business Conditions, Competitive Position in the Industry and Methods of Competition

        Although American Internet's business is currently concentrated in the Southeast United States, it intends to offer its products and services throughout the United States and Canada by the year 2000 and to start world wide international marketing efforts, on a test basis, by the last quarter of 1999. The Internet and its many related commercial opportunities comprise a dynamic industry subject to frequent and rapid changes in consumer tastes as well as technological advances. The nature of the rapid change in the Internet industry means that participants that do not keep pace with advancing technology or consumer tastes will lose favor with the public and be replaced with other Internet more technologically advanced and consumer savvy competitors.

        American Internet designs its web sites with state of the art software and well trained web designers who are kept up with current innovative trends in designs and graphics. American Internet also has an efficient production department and a knowledgeable sales force that receives on-going technical as well as marketing training. However, there are no assurances that American Internet can correctly anticipate consumer tastes or that it can or will continue to keep pace with changes in technology and consumer demand.

        American Internet competes in a variety of market segments in the Internet services industry and is aware of many other consumer Internet service companies competing in its selected markets; however, because the market is so large, dynamic and diverse, American Internet seldom finds itself actively opposing its competitors. Many of American Internet's clients are new to the Internet, lack computer literacy or are on limited budgets. American Internet has endeavored to develop a niche in that market segment and in the manner in which it services that market segment.

        American Internet is aware that it is a part of a very dynamic and competitive industry. American Internet's management believes that it has an advantage over many of its competitors because of its non-restrictive boundaries and of its ability to offer its products and services to new businesses, on a limited budget at low prices. However, there are other companies that are offering services, similar to those offered by American Internet, including, Cyber Graphics Institute, Inc.; WorldWide Web Institute, Inc.; and Web Results Institute, Inc. While no verifiable sales or operational data is available for any of the three; it appears that they are all operating successfully.

        During the first nine months of American Internet's operations, it seldom encountered direct competition from any source and was required to conduct research to find out who its principal competitors were for purposes of securities law disclosure rather than in reaction to competitive pressures. American Internet's management attributes such experience to the size of its selected market which appears currently to be large enough to accommodate a large number of successful competitive businesses. However, American Internet's management is also cognizant of the fact that as its operational market becomes more saturated, competition will intensify and it will have to remain focused on both new challenges and new opportunities in order to take advantage of and profit from the anticipated changes and become one of the survivors, as the industry consolidates.

        As a greater number of companies enter the Internet market, American Internet will experience increased competition in the marketing of its services. American Internet believes its competitive position will benefit from its reputation and credibility; its ability to tailor and market new products and services to meet the ever changing demands in the technology sector; its ability to profit from low budget and discount services and the geographic expansion its services world wide. However, the consumer Internet service industry includes some of the largest and best financed companies in the world. Many potential competitors have far greater technical, financial, and marketing resources than American Internet, and such competition may have a material adverse effect on American Internet's operations and profits.

        Sources and Availability of Raw Materials and the Names of Principal Suppliers

        American Internet's services are not reliant on the availability of raw materials but rather, involve development of software computer applications, advice on selection of computer hardware and operation of interactive data networks. Sources for all materials required in conjunction with the foregoing are readily available from a large number of suppliers, none of which would be difficult to replace.

        Government Regulation

        American Internet is subject to all regulations normally incident to business operations. In addition, its activities are subject to regulation under the United States Telephone Consumer Protection Act, by the Federal Communications Commission, by the Federal Trade Commission and by other foreign, federal, state and local regulatory bodies with jurisdiction over communications and advertising related activities. In the past, Internet related enterprises have been targeted by law enforcement agencies for actions taken by their clients over the Internet, and efforts to regulate the Internet continue at all levels. Because of the dynamic nature of the Internet and the novel, multi-jurisdictional nature of its operations, it is not possible to accurately predict what types of additional regulatory oversight will be imposed in the future, especially in light of current efforts by many groups to censor activities on the Internet. Currently, American Internet is regulated in the State of Florida through the Florida Department of Agriculture and Consumer Affairs, with which it has filed an Affidavit of Exemption under the Florida Telemarketing Act. In addition, American Internet is subject to numerous provisions of state laws designed to protect consumers from unfair advertising and unsolicited communications.

        Prior to its acquisition by the Registrant, American Internet was required to register under the Florida Telemarketing Act. Although general advertising (e.g., through newspapers and television) is exempt therefrom; direct advertising or advertising to specific individuals falls under the Telemarketing Act guidelines. In the course of its advertising programs American Internet uses various media such as newspapers, television, direct mail and e-mail Internet advertising. In all cases the advertising is designed to invite a call to American Internet for further information and if the call proceeds favorably a sale may be concluded during a subsequent telephone call. It appears, however, that subsidiaries of companies with a class of securities registered under Section 12 of the Exchange Act may be subject to certain exemptions from such regulation.

        Need for Any Government Approval of Principal Products or
Services

        To the best of the Registrant's knowledge, except as previously discussed there are no special requirements for government approval of its principal products or services not generally applicable to normal business operations.

        Effect of Existing or Probable Governmental Regulations on the Business

        There have been and continue to be numerous efforts at every level of government to regulate Internet activities, most of which, in the United States, have been limited by first amendment guarantees. That is not true in other countries. In addition, the regulation of commercial communication activities, especially relating to privacy rights, receipt of unsolicited communications and Internet fraud is likely to expand significantly. Immediately prior to American Internet's incorporation, its principals, in their initial Internet venture, conducted a marketing campaign through a third party that resulted in a number of consumer complaints, one law suit, and contacts and comments from various states' regulatory authorities. American Internet, upon its incorporation, immediately established policies designed to avoid such problems in the future; however, no assurances can be provided that, in the future, inadvertent activities by American Internet personnel or by American Internet clients will not subject American Internet to regulatory actions or civil liabilities, or that prior activities by American Internet's founders will not be imputed to American Internet (see "Legal Proceedings" above).

        Costs and Effects of Compliance with Federal, State and
Local Environmental Laws

        American Internet is a service businesses and is not aware of any expenses directly attributable to compliance with federal, state or local environmental laws or regulations.

        Description of Real Estate

        American Internet's offices, production and operating facilities are located at 440 East Sample Road, Suite 204; Pompano Beach, Florida 33064. American Internet's telephone number is (954) 943-4748 and its fax number is
(954) 943-4406. American Internet also maintains an Internet web site at www.aitc.net.

        American Internet's current facilities are comprised of approximately 2,500 square feet, 1,000 of which are used for sales, 1,000 are used for administration and 500 are used for technical operations. The facilities are leased on a month to month basis, at $2,200 per month and $132 per month in lease related taxes.

        Management is of the opinion that its current facilities are adequate for its immediate needs. As the Registrant's business increases, however, additional facilities will be required and meaningful expansion of the business of American Internet's business cannot be effected without substantial additional space, especially if American Internet are successful in acquisition related activities. The Registrant has committed to investing at least $350,000 in American Internet, $100,000 of which was provided shortly after its acquisition. The balance is expected to be provided from a private placement of the Registrant's securities to be effected during calendar 1999. No assurances can, however, be provided that such private placement will be successfully concluded.

        Assuming  that  adequate  funds become  available,  American  Internet's
management   believes  that  adequate   facilities  are  readily   available  at
competitive prices in the South Florida area.

        Description of Furniture, Fixtures & Equipment

        The assets of American Internet, as valued for accounting purposes, have a depreciated book value of $22,266, and a non-depreciated book value of $26,196. The assets are principally comprised of five categories, fixtures, furniture, office equipment, communications equipment and computers. Fixtures and furniture consist of exterior signs, desks, chairs, file cabinets work stations and room dividers (12); office equipment consists of a Xerox laser printer, a Xerox copier, a Xerox work center fax unit and 4 regular fax machines; communications equipment consists of a 16 unit telephone system and computer equipment consists of 9 computer stations, including monitors and printers and 3 hosting servers and related software. As indicated previously, American Internet must regularly upgrade its communications and computer equipment in order to adequately compete in its industry, and intends to invest in other equipment to upgrade the capabilities of its sales and marketing staff.

        Number of Total Employees and Number of Full Time Employees

        As of December 31, 1998, American Internet employed 19 individuals on a full-time basis, plus 15 people on a part-time basis, including web designers, independent contractors and 2 consultants, none of whom are employed pursuant to a collective bargaining or union agreement. American Internet makes extensive use of services provided by its students as part of their curricula and as a result of its educational activities has the opportunity to easily recruit required personnel from a pool of competently trained students and graduates. From time to time, American Internet also uses the services of independent contractors in order to avoid premature expansion of its labor force and the risks associated with premature expansion of ongoing liabilities. American Internet considers that its relationship with its employees is good.

        Legal & Regulatory Matters

        American Internet's management has advised the Registrant that it is not a named defendant in any material legal or regulatory proceedings. It has from time to time been involved in minor lawsuits and consumer complaints arising in the ordinary course of business most of which involved an early advertising campaign conducted using facsimile transmission of offers to potential clients. A number of recipients complained that the unsolicited facsimile transmissions violated the Federal Telephone Consumers Protection Act and similar statutes in the States of Florida, Idaho, Maryland, and Wisconsin. No regulatory actions were initiated as a result of such complaints and, despite its belief that it was not legally culpable for any violations by the third party contractor involved, in order to maintain good public relations, American Internet contacted all complainants to apologize and believes that it resolved all such issues with either token payments (less than $200 per instance) or one month's complimentary service.

        In conjunction with such campaign, American Internet was included as a member of a class of defendants in a civil law suit by Lawrence S. Benjamin, Esquire, an attorney-plaintiff residing in the State of Ohio (the "Benjamin Case"). The Benjamin Case was filed on behalf of an unidentifiable class of plaintiffs against an unidentifiable class of defendants. American Internet, at the suggestion of the Registrant, agreed to settle the Benjamin Case by paying Mr. Benjamin the sum of $7,500, while denying any liability. Such decision was based on the nuisance value of the suit when compared to the potential legal fees of a successful defense, and on the Registrant's desire that American Internet be litigation free at the time of its acquisition. In the future, such matters will probably be litigated using the Registrant's general counsel. A copy of the Settlement Agreement is filed as an exhibit to this report (see "Item 7, Exhibit Index").

        All marketing activities that gave rise to the consumer complaints and litigation described above were promptly discontinued and American Internet has initiated procedures to prevent its recurrence in the future. While the outcome of the foregoing matters cannot be predicted with absolute certainty, neither the Registrant nor American Internet expect them to have a materially adverse effect on American Internet's financial condition, liquidity or results of operations.


MANAGEMENT'S PLAN OF OPERATION; DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

        The information required by this item will be provided, together with the financial statements and pro forma financial information pertaining to the transaction which is the subject of this report, by an amendment hereto to be filed by the Registrant with the Securities and Exchange Commission on or before the sixtieth day following the date of this report. The financial data included in the following information is based on unaudited data that may not comply with generally accepted accounting principals, consistently applied and will be superseded in the subsequent amendment Accordingly, the information may not prove accurate and should not be relied on other than as a good faith effort by American Internet's management to provide useful information on an interim basis.

Plan of Operation:

        During the next twelve months, American Internet intends to materially expand its business operations using the funding that the Registrant has agreed to provide (up to $350,000) and securities of the Registrant that will be made available for purposes of acquisitions and personnel recruitment, at a 15% discount from market price, for internal inter-company accounting purposes, including determination of net profit before taxes targets pertaining to the ultimate number of shares of the Registrant's common stock to be issued in exchange for American Internet's acquisition. Using such resources, as well as internally generated capital, American Internet intends to purchase additional electronic equipment and software programs, increase its advertising and marketing budgets in order to attract more clients to its e-commerce, hosting and educational programs; and, to hire additional staff in order to properly service the additional activities generated.

        American Internet can meet all anticipated operating expenses during the next 12 months from internally generated operational income; however, its proposed expansion is dependent on receipt of $350,000 in proceeds from Registrant and use of the Registrant's securities for acquisition and personnel recruitment purposes, as described above. Substantial additional capital may be required to take optimal advantage of opportunities presented in conjunction with acquisitions, but such requirement cannot be presently quantified, nor can the likelihood that required capital will be available.

        During the next twelve months, American Internet intends to continue research and development activities designed to develop and maintain state of the art capabilities in Internet and Internet related businesses, as well as to improve its ability to increase and properly serve its client base. Research and development activities are expected to involve programs designed to capitalize on the e-commerce aspects of the Internet. American Internet recently began test marketing "Webstore," a proprietary easy to use web based Internet store program designed to facilitate sales of goods or services over the World Wide Web. Twelve stores purchased the program during the two week test period, a result deemed favorable by American Internet's management.

        American Internet's management believes that a material portion of its future revenue will be derived from Internet marketing activities and in order to participate in that growing market for web sites (management believes that an average of more than 67,000 are registered daily) recently hired a full time Internet marketing manager who is assisted by a full time employee responsible for preparing search engine submissions.

        American Internet anticipates that it will continue to upgrade its computer and communications equipment during the next twelve months and expects to spend approximately $50,000 on hosting servers computers and other related equipment.

        American Internet also intends to increase and improve its sales force in conjunction with increased marketing activities in order to maximize the return on marketing expenses. Currently contemplated improvements include providing each sales representative with advanced computerized sales equipment permitting them to service clients quickly and efficiently by providing prompt, accurate answers to questions; permitting timely tracking of customer progress and rapid responses to call backs. Integration of the data generated by sales representatives with a centralized marketing data base is expected to upgrade sales, increase renewals and expand sales of other services. In addition, improved equipment will allow sales personnel to increase foreign marketing efforts at reduced costs through use of Internet telephony to make overseas calls at lower rates than generally available, and to communicate with foreign prospects in their own languages using either multi-lingual sales staffers or available translation program features.

        As its client base increases, American Internet will expand its technical, marketing and support staff and, during the next twelve months, it expects to hire up to four additional full time employees in its marketing division, four in its sales division, three administrative employees and two part time employees, supplemented by up to three independent contractors and consultants.

It is anticipated that the additional personnel will cost approximately $400,000 during the next 12 months, allocated as follows: Marketing personnel, $125,000; sales personnel, $125,000, administrative personnel, $75,000 and independent contractors $75,000.

        Based on the foregoing plans, American Internet believes that it can increase its gross earnings substantially while remaining profitable.

Discussion and Analysis of Financial Condition and Results of
Operations

        Since its inception, American Internet has generated adequate funds from operations to pay all of its expenses, although it obtained approximately $20,000 in 1999 from the sale of 18,000 shares of its common stock and 18,000 common stock purchase warrants to three investors, the proceeds of which were used for marketing activities. As of December 31, 1998, American Internet had total liquid assets of $89,328 and total liabilities of $60,030.

        Results of Operation

        Revenues for the first 9 months, ended December 31, 1998, were $797,502. Approximately 95% of the revenues were derived from the sale of web sites and hosting. American Internet anticipates that its revenues will increase over the next five years and that the percentage of sales from its educational programs, marketing, hosting and other sources will account for a larger share of revenues for the foreseeable future.

        Cost of revenues consist primarily of web site design and production costs and hosting expenses. Costs of revenues were $151,502 for the nine months ended December 31, 1998. American Internet expects its costs of revenues to increase in dollar amount while declining as a percentage of revenue as American Internet expands its customer bases and types of services. Operating costs include selling, general and administrative costs. These are made up primarily of sales commissions, advertising, administrative salaries and other general expenses. Operating costs were $458,779 for the nine months ended December 31,1998. American Internet expects that it will incur additional selling, administrative, marketing and other general expenses in absolute dollars as American Internet continues to hire personnel and incur expenses related to the further growth of the business and its operation as a public company. For the nine months ended December 31, 1998, American Internet's net profit was $187,221 before Mangements's salaries and $69,206 after Management salaries of $118,015.

        Internal and External Sources of Liquidity

        Since its inception, American Internet has financed its operations through the sales it generated. As of December 31, 1998, American Internet had $3,694 in cash. American Internet's capital requirements depend on numerous factors, including market acceptance of American Internet's products and services, the amount of resources American Internet devotes to investments in its services, the resources American Internet devotes to marketing and selling its services and other factors. American Internet has experienced a substantial increase in its capital expenditures since its inception consistent with the growth in its operations and staffing, and anticipates that the net proceeds from to be provided by the Registrant and available funds from operations will be sufficient to meet its anticipated needs for working capital and capital expenditures until at least December 31, 1999.

Accounting Policies and Procedures

Revenue Recognition:

     Generally, revenues from sales of products are recognized when products are shipped unless American Internet has obligations remaining under a sales or license agreement, in which case revenue is either deferred until all obligations are satisfied or recognized ratably over the term of the contract.

Statements of Cash Flows:

     American Internet considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents.

Principles of Consolidation:

     The accompanying consolidated financial statements include the accounts of the Registrant and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Mergers and Acquisitions:

     On June 25, 1999, the Registrant acquired all of the outstanding common stock of American Internet in exchange for 2,236,736 shares of its common stock issued to two of the stockholders of its parent corporation at the time. The acquisition was accounted for using the purchase method of accounting and $1,583,220 in goodwill was recorded which is being amortized over 15 years using the straight-line method. The results of operations of American Internet will be included in the Registrant's consolidated statement beginning June 25, 1999, the date of acquisition.

Income/Loss Per Share:

     The computation of loss per share of common stock is based on the weighted average number of shares outstanding during the periods presented.

Statement Re Computation of Earnings Per Share:

     American Internet has a simple capital structure as defined by APB Opinion Number 15. Accordingly, earnings per share is calculated by dividing net income by the weighted average shares outstanding.

Provision for Income Taxes:

     American Internet was, prior to its acquisition by the Registrant, taxed as an S Corporation under the Internal Revenue Code and applicable state statutes. Under an S corporation election, the income of the corporation flows through to the stockholders to be taxed at the individual level rather than the corporate level. Accordingly, American Internet will have no tax liability for the periods that the S Corporation election was in effect.

Year 2000 Compliance

       The Problem:

     The year 2000 issue is the result of computer programs using two digits rather than four to define the applicable year. Date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations, causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

       State of Readiness:

     In order to address Year 2000 issues, American Internet is evaluating its information and other systems technology to identify and eliminate Year 2000 issues in order to achieve Year 2000 readiness. American Internet has performed a review of its more critical Third Party Systems and has surveyed the publicly available statements issued by vendors of such systems. Most of American Internet's critical third-party providers have made representations to the effect that they are, or will be, Year 2000 compliant. American Internet, however, has not undertaken an in-depth evaluation of its critical or other third-party providers in relation to the Year 2000 issue, and furthermore American Internet has no control over whether its third-party providers are, or will be, Year 2000 compliant.

        Costs

     There are no significant historical costs associated with American Internet's Year 2000 readiness efforts and the magnitude of any future costs will depend upon the nature and extent of any problems that are identified. These costs are not expected to exceed $10,000.

        Risks

     The failure by American Internet to correct a material Year 2000 problem could result in a complete failure or degradation of the performance of American Internet's network or other systems, including the disruption of operations, a temporary inability to process transactions, send invoices or engage in similar normal business activities. Presently, however, American Internet believes that its most reasonably likely worst case scenario related to the Year 2000 is associated with potential concerns with third-party services or products. Specifically, American Internet is heavily dependent on a significant number of third-party vendors to provide both network services or equipment. A significant Year 2000-related disruption of the network services or equipment provided to American Internet by third-party vendors could cause customers to consider seeking alternate providers or cause an unmanageable burden on customer service and technical support, which in turn could materially and adversely affect American Internet's results of operations, liquidity and financial condition. American Internet is not presently aware of any vendor-related Year 2000 issue that is likely to result in such a disruption. Although there is inherent uncertainty in the Year 2000 issue, American Internet expects that as it progresses with its Year 2000 Plan, the level of uncertainty about the impact of the Year 2000 issue on American Internet will be reduced and American Internet should be better positioned to identify the nature and extent of material risk to American Internet as a result of any Year 2000 disruptions.

        Contingency Plans

     Due to the current stage of American Internet's Year 2000 Plan, American Internet is currently unable to fully assess its risks and determine what contingency plans, if any, need to be implemented. As American Internet progresses with its Year 2000 Plan and identifies specific risk areas, American Internet intends to timely implement appropriate remedial actions and contingency plans.

       The estimates and conclusions herein contain forward-looking statements and are based on management's best estimates of future events. American Internet's expectations about risks, future costs, and the timely completion of its Year 2000 efforts are subject to uncertainties that could cause actual results to differ materially from what has been discussed above. Factors that could influence risks, amount of future costs and the effective timing of remediation efforts include American Internet's success in identifying and correcting potential Year 2000 issues and the ability of third parties to appropriately address their Year 2000 issues.

        The inability of business processes to continue to function correctly after the beginning of the Year 2000 could have serious adverse effects on companies and entities throughout the world. American Internet, as an Internet based business highly reliant on computer and communications equipment would be extremely vulnerable to such problem directly, in conjunction with its equipment and programs, and as a result of its reliance on world wide communications systems, including telephone companies, utilities and the Internet, over which it exercises no control. Its clients are also extremely vulnerable to year 2000 based computer problems in conjunction with their relationship to American Internet since its is entirely based on the use of computer systems through third party communication services.


SUMMARY & PRO FORMA FINANCIAL DATA

        The following information attempts to demonstrate in summary and pro forma fashion, what American Internet and the Registrant's operations reflected for the year ended December 31, 1998, and what they would have reflected, had the Registrant owned American Internet since its inception in 1998 but not owned the operations subsequently divested. The data is based on Registrant's audited financial statements for the year ended December 31, 1998, and unaudited financial statements for American Internet for the corresponding period (which may change materially when its audited statements are prepared in accordance with generally accepted accounting principals, consistently applied. Such financial statements must be filed as an amendment to this report within sixty days following its original filing date, at which time this section will also be amended, to reflect required corrections.


                                                American                           Pro Forma
                                   Registrant   Internet         Total      Adjustment     Combined

Current Assets:
 Cash                              13,182       3,694            16,876        0             16,876
 Accounts receivable               0           85,614            85,614        0             85,614
 Prepaid expenses                  0            4,461             4,461        0              4,461
 Total current assets              13,182      93,769           106,951        0            106,951

Property and equipment
 Fixed Assets                      0           26,196            26,196        0             26,196
Accumulated Depreciation           0          ( 3,930)           (3,930)       0             (3,930)
Total property and equipment       0            22,266           22,266        0             22,266

Other Assets:
   Goodwill                        0           0                  0         1,583,220(1)     1,583,220
Accumulated amortized goodwill     0           0                  0         (105,548)(3)     (105,548)
   Deposits                        0          13,000            13,000         0              13,000
Total other assets                 0          13,000            13,000       1,477,672       1,490,672

Total assets                      13,182     129,035           142,217       1,477,672       1,619,889

Current liabilities:
   Accounts payable               4,661      38,174             42,835         0               42,835
   Accrued expenses                0         21,856             21,856         0               21,856
   Total current liabilities       4,661     60,030             64,691         0               64,691

Stockholders' equity:
   Common stock                   59,911        200             60,111         22,127(1)      82,238
   Additional paid in capital  2,914,395       0             2,914,395      1,629,898(1)   4,544,293
   Distributions to stockholders   0         (118,416)       (118,416)      (118,416)(2)         0
   Accumulated deficit        (2,566,370)      0            (2,566,370)      (68,805)(1)  (2,635,175)
   Current year income (loss)   (399,415)    187,221          (212,194)      (223,964)      (436,158)
   Total stockholders' equity      8,521      69,005            77,526       1,477,672     1,555,198

Total liabilities and
     stockholders' equity         13,182      129,035          142,217       1,477,672     1,619,889


                                       36

                                                American                           Pro Forma
                                   Registrant   Internet         Total      Adjustment     Combined

Fees                                0            797,502        757,502        0            757,502
Total revenue                       0            797,502        757,502        0            757,502

Cost of sales                       0            151,502        151,502        0            151,502
Gross profit                        0            646,000        646,000        0            646,000

Operating expenses:
   Selling                          0            323,762        323,762        0            323,762
   General & administrative         0            135,017        135,017     118,416(2)      358,981
    Amortized good will             0            0              0           105,548(3)      105,548
Total operating expense             0            458,779        458,779      223,964        682,743

Income (loss) from operations       0            187,221        187,221      (223,964)      (36,743)

Loss from discontinued operations   (399,415)    0              (399,415)      0            (399,415)

Net loss                            (399,415)    187,221        (212,194)     (223,964)     (436,158)

Basic income (loss) per share (4)   (0.096)      0.084          0              0             (0.068)

Weighted average shares           4,174,778    2,236,736        6,411,514      0           6,411,514

Fully diluted income
       (loss) per share            (0.095)        0.084        (0.068)         0             (0.068)

Fully diluted average shares      4,222,199    2,236,736      6,458,935                     6,458,935


-------

(1)     Record Acquisition if American Internet by the Registrant.

(2)     $118,416 is treated as management compensation

(3)     Amortize goodwill over 15 years = 1998 amortization expense
        = $105,548

(4)     Per share data is based on the following assumptions:

                That the Registrant's weighted average number of the shares outstanding for the period was 6,097,191; and

                That 2,500,000 shares had been issued at the inception of American Internet's financial data period (starting April 1,
                1998) and that consequently, the weighted average number of the Registrant's shares outstanding for the period, in the pro forma calculations, had been increased by 1,875,000 (2,500,000 x 3/4) to 6,097,191.

RISK FACTORS


        Regulatory Problems & Potential Legislation

        There have been and continue to be numerous efforts at every level of government to regulate Internet activities, most of which, in the United States, have been limited by first amendment guarantees. That is not true in other countries. In addition, the regulation of commercial communication activities, especially relating to privacy rights, receipt of unsolicited communications and Internet fraud is likely to expand significantly. Immediately prior to American Internet's incorporation, its principals, in their initial Internet venture, conducted a marketing campaign through a third party that resulted in a number of consumer complaints, one law suit, and contacts and comments from various states' regulatory authorities. American Internet, upon its incorporation, immediately established policies designed to avoid such problems in the future; however, no assurances can be provided that, in the future, inadvertent activities by American Internet personnel or by American Internet clients will not subject American Internet to regulatory actions or civil liabilities, or that prior activities by American Internet's founders will not be imputed to American Internet (see "Legal Proceedings" above).
        In conjunction with the acquisition of American Internet, the Registrant has concluded that the following factors involve risks that may materially affect the acquired operations and consequently, may have a material impact on the Registrant's business and on the value and liquidity of its securities.

Risks Associated with the Registrant

        Dependence on Future Financing

        American Internet anticipates that it will receive an aggregate of at least $350,000 in funding from the Registrant within 90 days after American Internet's audited financial statements are completed, $100,000 of which was provided immediately following closing on the Reorganization Agreement using most of the proceeds of a limited offering of subordinated, convertible debentures (the "Debentures"). Copies of the Debentures and the related offering documents are filed as exhibits to this report (see "Item 7[c], Exhibit Index"). American Internet's management advised the Registrant's management that American Internet requires at least $350,000 in order to negotiate and conclude certain acquisitions expected to accelerate American Internet's growth and to increase its profitability. If the Registrant is unable to provide the entire $350,000 anticipated by American Internet, it will be required to reconsider its strategic plans and its advertising and marketing strategies, all of which could reduce anticipated growth and profits. The failure by the Registrant to make such funding available would also affect the basis on which calculations for the additional common stock issuable to the former American Internet stockholders will be made (see "Description of American Internet, Background Information" above).

        Competing Capital Requirements

        The Registrant's anticipates that it will raise all or a substantial portion of the financing required for American Internet and other unrelated acquisitions through a private placement which the Registrant expects to undertake during 1999. The major portion of the proceeds expected to be derived from the subsequent private placement will not be allocated to American Internet directly, but rather, for use in conjunction with capitalizing future acquisitions of compatible, Internet related businesses. However, there are no assurances that the Registrant will succeed in effecting such private placement on favorable terms, if at all, or that the Registrant will be able to raise sufficient capital from such undertaking. Even if the Registrant successfully concludes the proposed private placement, there are no assurances that the Registrant will be able to use those proceeds to generate new favorable acquisitions or to materially improve the business and business prospects of any businesses acquired, including American Internet.

        Lack of Liquidity in Proposed Private Placement

        There will be no public market for the Units being contemplated for the proposed private placement nor will one develop because they will not be registered with the Commission or the securities regulatory authorities of any state; rather, they will be issued in reliance on the exemption from registration under the Securities Act provided by Section 4(6) thereof pertaining to sales solely to "accredited investors," as that term is defined in Commission Rule 501 of regulation D, in reliance on Commission Rule 505 of Regulation D or in reliance on Section 4(2) of the Securities Act. Consequently, it may be difficult or impossible for the holders of the subject securities to pledge, hypothecate or sell them should they desire to do so. In addition, there will be substantial restrictions on the sale or transfer of the subject securities imposed by federal and state securities laws. As a result of such lack of liquidity, it is possible that the Registrant will not be successful in raising the rest of the capital expected by American Internet's management (which would very materially affect the prospects of American Internet) or capital for additional acquisitions contemplated by the Registrant.

        Unpredictable Response from Possible Funders

        The Registrant anticipates that the proposed private placement will be offered first to stockholders of the Registrant, then to affiliates of the Registrant including its officers, directors and consultants, with the balance offered principally to accredited investors. In addition, the Registrant's management may endeavor to secure funds through loans and lines of credit, either directly or through its subsidiaries, including American Internet. No assurances can be provided that any of the foregoing will participate in the proposed capital raising, borrowing or credit proposals.


        Unexpected Additional Capital Requirements

        Even if American Internet obtains all $350,000 in funding which it expects from the Registrant on a timely basis, American Internet's management believes that it may require additional financing to properly develop the businesses of acquired companies, to properly follow up on its direct response marketing campaigns and for additional working capital related to such factors. If the Registrant is not able to provide required future financing, American Internet would be required to obtain required financing on its own and if it were not successful, it could be required to reduce overall operations, cut back its direct response marketing campaigns and curtail acquisition activities deemed materially important to American Internet's growth and potential profitability.

Risks Associated with American Internet

        Development Stage Company

        American Internet has completed its first year of business with an operating profit, however, its future business prospects are subject to all risks inherent in the establishment of new business enterprises, including the possibility of operating losses. The likelihood of American Internet's success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the commencement and growth of new business operations, the implementation of American Internet's business plan, and the competitive and regulatory environment in which American Internet operates.

        Advertising & Marketing Expenses

        American Internet currently has limited advertising and marketing capabilities based almost entirely on internal personnel and resources. Its proposed expansion is expected to rely materially on the use of traditional advertising and marketing professionals to supplement in-house capabilities, which will require material expenditures without guaranteed results. The inability to complete a marketing program due to inadequate capital could result in lowered market perception of American Internet's capabilities and reputation, rather than in increased sales. In addition, results from marketing campaigns conducted by outside marketing professionals that prove less positive than anticipated may result in increased sales but diminished profits or even losses, due to the costs incurred. Like the use of leverage, the risk of capital on marketing activities can accelerate both positive growth or the risk of unaffordable losses.

        Technological Obsolescence

        The Internet industry involves two of the most obsolescence sensitive areas of modern business, computers and communications. Changes, especially in computer systems involving both hardware and software seem to appear weekly and require a balance between not permitting equipment and software to become stale and non-competitive, resulting in lost business, and, making premature expenditures on unproven systems. Failure to make the correct decision, at the right time, could materially impair American Internet's business prospects and profitability.

        Foreign Currency Fluctuations

        To the extent that American Internet succeeds in entering the international Internet market and generates foreign clients, it may be required to accept payments in foreign currencies that are, in some instances, subject to material fluctuations in value, usually negative in nature. In the past, that has been true of business in Brazil, a country currently targeted for expansion. In order to protect against currency fluctuations, American Internet will have to develop currency hedging expertise and implement currency hedging strategies on an ongoing basis. Currency hedging strategies are not always successful and if not properly executed, can add to losses due to currency devaluation or regional inflation.

        Dependence on Management

        American Internet believes that its success will largely be dependent upon management's implementation of American Internet's business plan. Although management has extensive experience in other business ventures, the principals did not have material previous business experience in the Internet industry when they founded American Internet. Although, American Internet's business has been relatively successful to date that does not assure future success.

        Projections

        American Internet's proposed expansion is largely based on confidential internal projections predicated primarily on management's expectations to the future performance of American Internet. The projections are based upon certain assumptions concerning the economy and potential growth of the Internet and related industries, which management cannot control, and on anticipated courses of action that American Internet plans to undertake. One of the material assumptions is that American Internet's Internet services will be received favorably in the market, which is based in part upon generation of interest from qualified buyers. While management studies and discussions with potential clients have led to optimistic expectations, there are usually differences between expectations and actual results caused by events and circumstances that do not occur as expected. There can be no assurance that past or current indications of interest from potential clients will result in actual sales or that even if sales are materially increased, they will culminate in increased profits.

Industry Risks

        Reliance upon Product Acceptance

        Management believes that the demand for American Internet's Internet services will be materially affected by consumers increasing acceptance of the Internet as a transaction option for services such as advertising, marketing, distribution of products, and the dissemination of information. However, there are no assurances that American Internet's services will find acceptance with consumers even if such trends continue. While the conclusions of American Internet's market research have been favorable, there are no assurances that actual operating results will reach the levels indicated by such research.

        Competition

        The industry in which American Internet operates is highly competitive. Many other companies that provide similar services have substantially greater technical, financial and marketing resources than American Internet. In some cases, its competitors appear to have been successful in using questionable tactics to win and maintain market share by, among other things, denying competitors access to technology and important segments of the computer, communications and Internet market. Consequently, there can be no assurances that American Internet's services will be competitive with service providers using technology developed by American Internet's competitors or that American Internet will be able to penetrate targeted segments of the Internet market, even if its services and technology are competitive with those of alternative providers (see the more detailed discussion of competition at "Description of American Internet, Competitive Business Conditions, Competitive Position in the Industry and Methods of Competition" above).

        The Industry

        American Internet competes in the Internet services industry where new technologies and markets are constantly being introduced. In many instances, existing services and products are being replaced. Such innovation can prove either positive or negative for American Internet, based on its ability to predict and participate in such changes, rather than to be replaced by them. Consumer's tastes and desires fluctuate and are difficult to predict. There are no assurances that American Internet will be able to accurately predict industry trends or to keep pace with industry changes.

        General Economic Conditions

        The financial success of American Internet may be detrimentally affected by a number of factors wholly outside of its control, such as general or special economic conditions, whether or not such changes are generally perceived as negative (e.g., recession, inflation, unemployment and interest rates). Changes can affect the costs of supplies, insurance, transportation, labor and other expenses and will affect American Internet's business either directly or because they affect the business of American Internet's clients. Changes can provide new or improved opportunities but they can also negatively change the financial environment in which American Internet and its clients operate. To the extent that changes increase American Internet's net operating expenses, or those of its clients, without permitting at least corresponding increases in prices charged, such changes could reduce demands in the marketplace for American Internet's services creating losses of business or could result in payment delays creating a liquidity crisis with which American Internet could not successfully deal. While the Registrant's and American Internet's management try to keep informed concerning economic trends and developments and to develop plans for dealing with them, no assurances can be provided that such efforts will succeed in predicting or dealing with uncontrollable economic forces.


ITEM 4. Changes in Registrant's Certifying Accountant

     In conjunction with the acquisition described in response to Item Two, the Registrant's management elected to replace its certified public accountants with the certified public accountants employed by American Internet, since, for accounting purposes, the bulk of the Registrant's auditing work will involve the operations of American Internet and their auditors are closer geographically and have substantially greater familiarity with the bulk of the books, records, procedures and historical data required for future audits. There were no disputes of any kind with the Registrant's prior auditors of which current management is aware, after diligent inquiry, except for a dispute concerning the language of footnotes to the financial statements for the year ended December 31, 1998, as disclosed in the Registrant's report on Form 10-KSB for such period. Such disclosure (Item 8) is hereby incorporated by reference hereto and a copy of the report on Form 10-KSB is filed as an exhibit to this report (see "Item 7[c], Exhibit Index"). In conjunction therewith, while the Registrant disclosed its differences in Item 8, the footnotes retained the language selected by the auditor, Bowman & Bowman, P.A.

        In amplification of the foregoing, current management, except as disclosed in the preceding paragraph, has no reason to believe that:

(i) The Registrant's former auditors resigned, declined to stand for re-election or were dismissed;

(ii) The principal accountant's report on the financial statements for either of the past two years contained an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope, or accounting principles

(iii)  (A) There were any disagreements with the former  accountant,  whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the former accountant's satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report; or

       (B) The former accountant advised the Registrant that:

                (i) internal controls necessary to develop reliable financial statements did not exist; or

                (ii) information has come to the attention of the former accountant which made the accountant unwilling to rely on management's representations, or unwilling to be associated with the financial statements prepared by management; or

                (iii) the scope of the audit should be expanded significantly, or information had come to the accountant's attention that the accountant had concluded would, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s)subsequent to the date of the most recent
                        audited   financial  statements (including  information
                        that might preclude the issuance of an unqualified audit report), and the issue was not resolved to the accountant's satisfaction prior to its resignation or dismissal.

 The decision to change accountants was approved by the Registrant's board of directors on July 1, 1999. The Registrant's new auditors are expected to be Daszkal, Bolton & Manela, P.A., certified public accountants with offices at 240 West Palmetto Park Road, Suite 300; Boca Raton, Florida 33432, who currently serve as American Internet's auditors. Their telephone number is (561) 367-1040; their fax number is (561) 750-3236; and, their Internet web site is located at www.dbmsys.usa.com. The proposed auditor's engagement agreement is filed as an exhibit to this report (see "Item 7[c], Exhibit Index").

        The chairperson of the Registrant's audit committee has attempted to reach Bowman & Bowman, P.A., the Registrant's former auditor to discuss this matter and to obtain a letter from it pertaining to whether or not it agrees with the foregoing disclosure; however, the auditor has not returned telephone calls or replied to fax requests for contact. Copies of the foregoing disclosure have been provided to Bowman & Bowman, P.A., by fax, e-mail and letter and the Registrant anticipates that it will reply to such contacts as soon as it is available. The Registrant has no basis for believing that Bowman & Bowman, P.A., will not agree with the foregoing disclosure or that Bowman & Bowman, P.A., will not provide the required letter, which will be filed as an exhibit to this report immediately after it is received.

ITEM 5.         Other Events

Recent Offering of Unregistered Securities

        On or about June 25, 1999, in contemplation of the closing on the acquisition of American Internet, the Registrant authorized a private placement of $200,000 in a newly authorized class and series of subordinated convertible debentures. The private placement was structured to comply with the exemption from registration provided by Section 4(6) of the Securities Act, as an offering solely to accredited investors. As of the date of this report, $100,000 in principal amount of the Debentures have been paid for by four subscribers, one of which was Yankees, which paid $10,000. Because of certain rights in its consulting agreement with the Registrant, Yankees conversion rights are materially better than those available to other Debenture Holder in that Yankees conversion price is half of that otherwise applicable. The Debentures issued to date are currently the Registrant's only outstanding debt securities. The Debentures are designated as Class A, Series A, Convertible, Subordinated Debentures, are for a term of one year, with simple interest at the annual rate of 8% payable with principal at maturity in one lump sum. The Debentures are convertible into the Registrant's common stock at the holders' option at the rate of $0.50 per share (but see Yankees special rights above). There are no prepayment penalties. The Debentures are subordinate to all debt designated by the Registrant as senior indebtedness. Neither a trustee nor an indenture was used in connection with the Debentures based on exemptions from the Trust Indenture Act of 1939, as amended, provided under Sections 304(a)(8) and 304(b) thereof. The proceeds of the Debenture placement proceeds received to date were used to provide the funds to American Internet required at closing on the reorganization agreement ($100,000, see Item 2). The balance of the proceeds received, if any, will be used for working capital by the Registrant. No commissions were paid nor did the Registrant incur material expenses in conjunction with the private placement. Copies of the subscription agreement for the Debenture private placement and the form of Debenture used are filed as exhibits to this report (see "Item 7[c], Exhibit Index").

Carmen Piccolo Agreement

        In light of an anticipated increase in public inquiries concerning the Registrant, its board of directors determined that one person should be given responsibilities for coordinating all required information, securing required approvals for its release, and acting as the Registrant's spokesperson to its stockholders and the investment community. Consequently, the Registrant has entered into an employment agreement with Ms. Carmen Piccolo to act as its spokesperson.

        Ms. Piccolo is required to devote substantially all of her business time, energies and abilities to the proper and efficient management and execution of her job with the Registrant but will have no authority to act as an agent of the Registrant or to bind it or its subsidiaries as a principal or agent. She will serve as the principal point of contact between the Registrant and the media (print, electronic, voice and picture), the investment community and its security holders and will be responsible for the collection and maintenance of all information concerning the Registrant and for verification of the accuracy and completeness thereof; she will assist in the preparation and distribution of regular reports of the activities of the Registrant to the investment community, the press, its securities holders and the general public; assist in development and implementation of all public relations programs required by the Registrant. Ms. Piccolo will be responsible for securing prior written approval for the release of any information concerning the Registrant from any regulatory authorities (e.g., the Securities and Exchange Commission [the "Commission") or self regulatory organizations (e.g., the National Association of Securities Dealers, Inc. [the "NASD"]) having jurisdiction over dissemination of such information; the Registrant's board of directors and chief executive officer, and from its general counsel. She will also be responsible for maintaining orderly and easy to find records of all corporate information released by her and for performing such other duties as are assigned to her by the Registrant's president and board of directors, subject to compliance with all applicable laws and fiduciary obligations.

        Ms. Piccolo informed the Registrant that she is not subject to legal, self regulatory organization (e.g., National Association of Securities Dealers, Inc.) or regulatory impediments to the provision of the services called for by her agreement or to receipt of the compensation called for. Acknowledging that important responsibilities and obligations are imposed by federal and state securities laws and by the applicable rules and regulations of stock exchanges, the National Association of Securities Dealers, Inc., in-house "due diligence" or "compliance" departments of licensed securities firms, etc., Ms. Piccolo has agreed that she will not release any financial or other material information or data about the Registrant without the prior written consent and approval of its general counsel; conduct any meetings with financial analysts without informing the Registrant's general counsel and board of directors in advance of the proposed meeting and the format or agenda of such meeting; or release any information or data about the Registrant to any selected or limited person(s), entity, or group if she is aware that such information or data has not been generally released or promulgated.

        In addition, Ms. Piccolo agreed that:

(1) If she describes the Registrant's securities to any third parties, she will disclose to such person all compensation received from the Registrant to the extent required under any applicable laws, including, without limitation, Section 17(b) of the Securities Act of 1933, as amended;

(2) She will not disclose to any third party any confidential non-public information furnished by the Registrant or otherwise obtained by her with respect to the Registrant;

(3) She will restrict or cease all efforts on the Registrant's behalf, including all dissemination of information, immediately upon receipt of instructions (in writing by fax or letter) to that effect.

(4) If she learns of any pending public securities offering to be made or expected to be by made the Registrant, she will immediately cease any public relations activities on behalf of the Registrant until receipt of written instructions from its general counsel as to how to proceed, and thereafter shall proceed only in accordance with such written instructions.


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

(5) She will not take any action which would in any way adversely affect the reputation, standing or prospects of the Registrant or which would cause the Registrant to be in violation of applicable laws.

        As consideration for Ms. Piccolo's services to the Registrant she will receive a gross monthly salary of $2,000 payable in bi-monthly installments of $1,000 less related taxes and withholding obligations (the "Base Salary"). In addition to the Base Salary, Ms. Piccolo was granted a series of 12 month options to purchase up to an aggregate of 48,000 shares of the Registrant's common stock at an exercise price of $1.00 per share (the price on the date the agreement was signed), vesting at the rate of 4,000 shares per month, provided that she is in the employ of the Registrant at the time of exercise. The option was issued in reliance on the exemption from registration under Section 5 of the Securities Act and the Florida Securities and Investor Protection Act pursuant to Section 4(2) of the Securities Act and Section 517.061(11) of the Florida Act. However, in the event that Equity Growth files a registration or notification statement with the Commission or any state securities regulatory authorities registering or qualifying any of its securities for sale or resale to the public as free trading securities, it is required to notify Ms. Piccolo of such intent at least 15 business days prior to such filing and if requested by her, include any shares theretofore issued upon exercise of the options in such registration or notification statement, provided that she cooperates in a timely manner with any requirements therefor. Ms. Piccolo is also entitled to any benefits generally made available to all other employees of the Registrant and is entitled to indemnification for liabilities, suits, judgments, fines, penalties or disabilities, including expenses associated directly, therewith (e.g. legal fees, court costs, investigative costs, witness fees, etc.) resulting from any reasonable actions taken by her in good faith on behalf of the Registrant, its affiliates provided that she permits the Registrant to select and supervise all personnel involved in such defense and that she waives any conflicts of interest that such personnel may have as a result of also representing the Registrant, its stockholders or other personnel and agrees to hold them harmless from any matters involving such representation, except such as involve fraud or bad faith.

        A copy of Ms. Piccolo's employment agreement is filed as an exhibit hereto (see "Item 7, Exhibit Index").

Amendments to Certificate of Incorporation

        In conjunction with the implementation of the Registrant's acquisition program, the Registrant's board of directors determined that it should materially modify its certificate of incorporation, in order to provide a name more in line with its current activities and to make it more secure for worthwhile companies and individuals to become associated with it by providing them assurances of continuity and protection from meritless litigation. With the cooperation of stockholders holding approximately 6,246,947 shares of the Registrant's common stock who acted by written consent in lieu of special meeting (as permitted pursuant to Sections 222 and 242 of the Delaware General Corporation Law, the Registrant approved an amendment to its certificate of incorporation on July 9, 1999, as follows:

        First, articles 1, 2, 3, 5 and 10 were repealed and replaced by the following new articles:

        FIRST:  Name:

        (A)     The name of the Corporation is "AmeriNet Group.com,
                Inc."

        (B) The Corporation's Board of Directors is hereby authorized, without stockholder approval, to amend this Certificate from time to time, in order to change the name of the Corporation."

        SECOND:         Registered Agent

        (A) The street address of the registered office of this Corporation in the state of Delaware is 25 Greystone Manor, Lewes Delaware 19958, situate in Sussex County, and the name of the initial registered agent of this Corporation at such address is Harvard Business Services, Inc.

        (8) The registered agent's telephone number is 1-800-345-2677 and its E-Mail address is rick1@ix.netcom.com.

        THIRD:  Purposes:

        This Corporation is organized for the purpose of transacting any and all lawful business; provided, however, that it shall not:

        (A) Engage in any activities that would subject it to regulation as an investment company under the Federal Investment Company Act of 1940 (the "Investment Company Act"), as amended, unless it shall have first qualified and elected to be regulated as a small business development company pursuant to Sections 54 et. seq., thereof, and limits its investment company activities to those permitted thereby; or

        (B) Engage in any activities which would subject the Corporation to regulation as a broker dealer in securities subject to regulation under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or as an investment advisor subject to regulation under the Investment Advisors Act of 1940, as amended (the "Investment Advisor's Act"); or

        (C) Engage in any other activities requiring the Corporation to comply with governmental registration and supervision, unless it has completed such registration and conducts itself in full compliance with such supervisory requirements.

        FIFTH:  Amendments of Certificate by Board of Directors:

        The Corporation's Board of Directors is hereby authorized, without stockholder approval, to amend this Certificate from time to time, in order to:

        (1) Effect splits or reverse splits of the Corporation's common or preferred stock;

        (2)     Increase the Corporation's authorized capital; and

        (3) Decrease the Corporation's authorized capital; provided that such decrease may not affect any issued and outstanding shares.

        TENTH:  Quorum:

        Unless otherwise provided for in the Corporation's Bylaws, a majority of the shares entitled to vote, represented in person or by proxy, shall be required to constitute a quorum at a meeting of stockholders.

        Except for providing the board of directors to amend the Registrant's certificate of incorporation without stockholder consent in order to change its name and to modify its capital structure, and to restrict it from engaging in certain regulated activities, the foregoing amendments did not involve any material matters. The amendment pertaining to change in capital was based on concerns over certain aspects of Delaware's corporate franchise taxes that penalize corporations for authorized but unissued securities and will permit the Registrant to increase its authorized capital as required to effect acquisitions, without maintaining a large quantity of authorized but unissued securities, or to expend funds on legal, auditing printing mailing and facilities required to conduct numerous stockholders meetings at which the only topics for action would be increases in authorized capital and possibly name changes.

        In addition, the Registrant adopted the following new articles:

        ELEVENTH:       Indemnification

        (4) The Corporation shall indemnify its Officers, Directors and authorized agents for all liabilities incurred directly, indirectly or incidentally to services performed for the Corporation, to the fullest extent permitted under Delaware law existing now or hereinafter enacted.

        (5) Funds required to pay expenses reasonably necessary to defend allegations that would raise the foregoing right of indemnifications shall be advanced by this Corporation at any time that the person claiming such expenses appears reasonably likely to become entitled to indemnification and enters into a binding agreement with this Corporation to repay advances for such expenditures in the event that he, she or it is eventually found not to be entitled to indemnification.

        TWELFTH:        Limitation on Stockholder Actions

        (3) Stockholders shall not have a cause of action against the Corporation's Officers, Directors or agents as a result of any action taken, or as a result of their failure to take any action, unless deprivation of such right is deemed a nullity because, in the specific case, deprivation of a right of action would be impermissibly in conflict with the public policy of the State of Delaware.

        (4) No stockholder may assert a derivative cause of action on behalf of the Corporation, rather, any claims that would give rise to

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


                derivative causes of action shall be submitted in writing, specifying the nature of the cause of action and providing all evidence associated with such claim, to a special committee of the Board of Directors comprised of members who do not also serve as officers of the Corporation and are not reasonably involved  with  the  subject  cause  of  action,  or if no  such directors are serving, to legal counsel designated by the Corporation in which no attorney holds shares of the Corporation's securities, holds any office or position with the Corporation or is related by marriage or through siblings, parents or children to any officer or director of the Corporation, and the decision to litigate, or not to litigate by such special committee or special counsel shall be binding on the Corporation and the submitting stockholder or stockholders; unless the foregoing procedure has not been followed within 90 days after completion of the submission by the subject stockholder.

        (5) The fact that this Article shall be inapplicable in certain circumstances shall not render it inapplicable in any other circumstances and the Courts of the State of Delaware are hereby granted the specific authority to restructure this Article, on a case by case basis or generally, as required to most fully give legal effect to its intent.

        THIRTEENTH:     Take Over Defenses:

        (A) The Board of Directors of this orporation shall have the broadest possible authority and discretion in adopting and maintaining resistance to, and defenses against, takeover bids that it deems not to be in the best interests of the Corporation including (without limitation) adopting and maintaining any form of shareholder rights plan or "poison pill" comprised of such terms and features as the Board of Directors deems to be in the best interests of the Corporation.

        (B) Without limitation on the foregoing, the Board of Directors shall have the authority and discretion to adopt and maintain a shareholder rights plan or other defensive mechanism that may be deactivated or redeemed only:

                (1) By vote of continuing directors (i.e., the directors who put such shareholder rights plan or other defensive mechanism in place or the designated successors of such directors) to the exclusion of newly elected directors nominated or supported by a takeover bidder or bidders;

                (2) After a prescribed delay period following election of directors making up a majority of the Board of Directors if such new directors are nominated or supported by a takeover bidder or bidders; or

                (3) Before election of directors making up a majority of the Board of Directors if such new directors are nominated or supported by a takeover bidder or bidders.

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

        (C) No bylaw shall limit in any way the authority of the Board of Directors of this Corporation to adopt or maintain any shareholder rights plan or otherwise to resist or defend against any takeover bid that the Board of Directors finds not to be in the best interests of the Corporation."


        FOURTEENTH:     Affiliated Transactions:

        This Corporation shall not be subject to the restrictions or requirements for affiliated transactions imposed by Section 203 of the Delaware General Corporation Law, as permitted by the waiver provisions of Section (b)(1) thereof.

        FIFTEENTH:      Compromise & Arrangement

          (A) Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and /or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.

          (B) If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to compromise or arrangement and to any reorganization of this Corporation as consequence of such the said compromise or arrangement and the said reorganization compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

        As a result of the foregoing amendments, the Registrant's board of directors and officers, as well as officers and directors of its subsidiaries, employees, agents and advisors, have material protection from suits by stockholders, have significant rights to indemnification and legal defense, including the right to receive advances for related expenses. Such protection could make them less careful and less considerate of the rights of stockholders, and could result in a drain of corporate resources. However, in light of concerns in the high technology sector over what is perceived to be destructive and abusive litigation, the Registrant's board of directors and a majority of its existing stockholders (even excluding its current officers and directors) believed that such risks were outweighed by the need to assure potential acquisition candidates and employees that to the extent legally possible, they would be shielded from such risks, should they elect to become associated with the Registrant.

        In addition, the fourteenth and fifteenth articles makes it potentially very difficult for a third party to take over the Registrant without the consent of its board of directors. Such provision, if employed by directors who did not have the best interests of the Registrant's stockholders at heart, or by directors who, while in good faith, were wrong about the best interests of the Registrant's stockholders, could deprive its stockholders of favorable business opportunities, while permitting the subject directors and the Registrant's management to remain entrenched in office. Again, the Registrant's board of directors believed that such risks were justified because such provision provides material assurances to companies acquired and personnel hired by the Registrant or its subsidiaries that they will be able to rely on the commitments made to them and to effectuate long term plans, without undue concerns for about disruptive short term speculators.

        None of the provisions in the second series of articles adopted were based on concerns over currently likely take over attempts or over anticipated acquisitions involving affiliated parties. Indeed, the affiliation related restrictions waived in article fifteen are frequently viewed as methods to discourage hostile takeovers. Although the Registrant's officers and directors owe its stockholders strong fiduciary obligations, no assurances can be provided that in the future, unscrupulous or incompetent people will not abuse or misuse such powers, to the stockholders detriment.

        The Registrant expects that the certificate of amendment described above will be filed with the Secretary of State of Delaware on or about July 14, 1999, and that it will become effective on such date. A copy of the certificate amending the Corporation's certificate of incorporation is filed as an exhibit hereto (see "Item 7, Exhibit Index").



ITEM 7. Financial Statements & Exhibits

        (A)     Financial statements of business acquired.***

 Unaudited financial statements for American Internet as of December 31, 1998, are filed as exhibits to the reorganization agreement. However, such financial statements do not comply with the requirements of Regulation SB. The financial statements required for American Internet in response to this item will, as permitted by applicable Securities and Exchange Commission rules, be filed by amendment to this report on or before the 60th day following the date hereof.

        (B)     Pro forma financial information. ***

 Unaudited financial statements for American Internet as of December 31, 1998, are filed as exhibits to the reorganization agreement. However, such financial statements do not comply with the requirements of Regulation SB. The pro forma financial information required for American Internet in response to this item will, as permitted by applicable Securities and Exchange Commission rules, be filed by amendment to this report on or before the 60th day following the date hereof.


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

        (C)     Exhibit Index:

Regulation
SB Exhibit      Sequential
Table           Page Number
Number          or Source *     Exhibit Description

2                               PLAN OF ACQUISITION, REORGANIZATION,
                                ARRANGEMENT, LIQUIDATION OR SUCCESSION:

        .6      55              Stock exchange agreement dated
                                February 28, 1999, between the
                                Ascot, Industries, Inc. and American
                                Internet Technical Center, Inc.

        .7      74              Rescission Agreement between
                                American Internet and Ascot dated
                                July 9, 1999.

        .8      89              Reorganization agreement dated June
                                25, 1999, between the Registrant and
                                American Internet Technical Centers,
                                      Inc.

3                               (I)     ARTICLES OF INCORPORATION

        .30     172                     Amendments to Registrant's
                                        Certificate of Incorporation
                                        Dated July 7, 1999.

        .31     178                     Articles of incorporation of
                                        American Internet, as amended

                                (ii)    Bylaws

        .41     186                     Bylaws of American Internet,
                                        as amended

4                               INSTRUMENTS DEFINING THE RIGHTS OF
                                SECURITY HOLDERS, INCLUDING INDENTURES.

        .11     223             Form of Class A, Series A,
                                Convertible, Subordinated Debenture
        .12     240             Form of Subscription agreement for
                                Debenture private placement to
                                accredited investors.

Regulation
SB Exhibit      Sequential
Table           Page Number
Number          or Source *     Exhibit Description

10                              MATERIAL CONTRACTS: (4)

        .33     252             Lock-up & voting agreement.
        .34     263             Registrant's   engagement
                                agreement with Daszkal, Bolton &
                                Manela, P.A., certified public
                                accountants, dated July 9, 1999.
        .35     266             American Internet employment
                                agreement with J. Bruce Gleason.
        .35     277             American Internet employment
                                agreement with Michael D. Umile.
        .36     289             Registrant's employment agreement
                                with Carmen Piccolo.
        .37     305             Distributor agreement between
                                American Internet and Education to
                                Go, dated August 4, 1998.

11              (2)             STATEMENT RE COMPUTATION OF EARNINGS
                                PER SHARE.

13                              PERIODIC OR CURRENT EXCHANGE ACT
                                REPORTS:

        .1      ****            Form 10-KSB for the year ended
                                December 31, 1998.

16              ***             LETTER RE CHANGE IN CERTIFYING
                                ACCOUNTANT.

21              (3)             SUBSIDIARIES OF THE REGISTRANT.

22              308             CONSENT OF EXPERTS AND COUNSEL:
                                CONSENT OF DASZKAL, BOLTON & MANELA,
                                P.A., CERTIFIED PUBLIC ACCOUNTANTS.

99                              ADDITIONAL EXHIBITS:

        .34     309             Officers & directors questionnaires
                                (J. Bruce Gleason).

        .35     314             Officers & directors questionnaires
                                (Michael D. Umile).

        .36     319             Officers & directors questionnaires
                                (Mark Granville-Smith).

        .37     325             Lawerence S, Benjamin Settlement
                                   Agreement.

        .38     329             Notice of Election of Rights
                                pursuant to Section 4.9 of American
                                Internet Reorganization Agreement.

-------
* Page numbers refer to sequentially numbered pages, starting with the report cover.

**      Not applicable.

***     To be filed by subsequent amendment.

****    Not required for reports on 8-KSB.

(1) Incorporated by reference from the Registrant's report on Form 10-KSB for the year ended December 31, 1998.

(2)     Incorporated from page 33 of this report.

(3)     Incorporated from page 18 of this report.

(4) Additional American Internet agreements are to be provided to the Registrant's legal counsel and if deemed material will be filed as amendments to this report.


ITEM 8. Change in Fiscal Year

 The Registrant has, subject to compliance with any Internal Revenue Service or Securities and Exchange Commission Requirements, elected to change its fiscal year to June 30, in order to avoid the difficulties in competing for auditing services with the severe demands placed on the auditing profession during the first quarter of every calendar year as a result of the federal tax filing deadline on April 15, and the Commission's heaviest filing date of the year for reports on Form 10-KSB on March 30. The Registrant believes that such change will permit it to negotiate better auditing fees and to receive more timely and less distracted attention from its auditors.


                                   SIGNATURES

 Pursuant to the requirements of the Securities Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           Equity Growth Systems, inc.


                                  July 12, 1999



                         By: /s/ Charlkes J. Scimeca /s/
                          ____________________________
                               Charles J. Scimeca
                                    President


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